UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

TUPPERWARE BRANDS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

To Our Shareholders:

It is our pleasure to invite you to attend the annual meeting of shareholders of Tupperware Brands Corporation to be held on Wednesday, May 20, 2020, at the Hyatt Regency Orlando International Airport Hotel, 9300 Jeff Fuqua Boulevard, Orlando, Florida 32827. The meeting will begin at 1:00 p.m.

As part of our precautions regarding the coronavirus (COVID-19) pandemic, we may impose additional procedures or limitations on attendees of our annual meeting or may decide to hold the meeting as a virtual meeting only. We plan to announce any such updates on the Company’s website (www.tupperwarebrands.com) under the “Investors” section, and we encourage you to check this website prior to the annual meeting if you plan to attend. If we decide to hold the meeting as a virtual meeting only, we will also issue a press release announcing such change in advance and file the announcement with the Securities and Exchange Commission as additional proxy material.

Effective at our annual meeting of shareholders, Catherine Bertini, Joyce Roché and Angel Martinez, who have served Tupperware Brands Corporation as directors since 2005, 1998 and 1998, respectively, will be retiring from our Board of Directors. We thank Mses. Bertini and Roché and Mr. Martinez for their service and express our appreciation for their dedication, contributions and leadership during their years with us.

The notice of meeting and proxy statement following this letter describe the business expected to be transacted at the meeting. During the meeting we will also report on the current activities of the Company, and you will have an opportunity to ask questions. Whether or not you plan to attend this meeting, we urge you to sign the enclosed proxy card and return it, or to submit your proxy telephonically or electronically, as soon as possible so that your shares will be represented.

On behalf of the Board of Directors and Tupperware management, we thank you for your interest and support.

Sincerely,

Susan M. Cameron
Non-Executive Chairman

April 8, 2020

Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2020 annual meeting of shareholders of Tupperware Brands Corporation will be held at the Hyatt Regency Orlando International Airport Hotel, 9300 Jeff Fuqua Boulevard, Orlando, Florida 32827, on Wednesday, May 20, 2020, at 1:00 p.m., to consider and vote upon:

1.	The election of the ten nominees for director named in the attached proxy statement for a term expiring at the 2021 annual meeting of shareholders;

2.	An advisory vote to approve the Company’s executive compensation program;

3.	The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 26, 2020; and

4.	Such other business as may properly come before the meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the attached proxy statement.

Please complete and sign the enclosed proxy card and return it promptly in the accompanying postage-paid envelope or submit a proxy telephonically or electronically, as outlined in the voting materials. This will ensure that your vote is counted whether or not you are able to be present. If you attend the meeting, you may revoke your proxy and vote in person.

If you are a shareholder of record and plan to attend the meeting, please check your proxy card in the space provided or indicate your intention to attend as instructed by the telephonic and electronic voting instructions. Your admission ticket will be mailed to you prior to the meeting date. If your shares are not registered in your name, please advise the shareholder of record (your broker, bank, etc.) that you wish to attend. That firm will provide you with evidence of ownership, which will admit you to the meeting.

We currently intend to hold our annual meeting in person; however, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of developments regarding the coronavirus (COVID-19) pandemic. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting as a virtual meeting only. We plan to announce any such updates on the Company’s website (www.tupperwarebrands.com) under the “Investors” section, and we encourage you to check this website prior to the annual meeting if you plan to attend. If we decide to hold the meeting as a virtual meeting only, we will also issue a press release announcing such change in advance and file the announcement with the Securities and Exchange Commission as additional proxy material. As always, you are encouraged to vote your shares prior to the annual meeting.

By order of the Board of Directors,

Karen M. Sheehan Executive Vice President, Chief Legal Officer and Secretary

April 8, 2020

As used in this proxy statement, the terms “we”, “us”, “our”, the “Company” or “Tupperware” refer to Tupperware Brands Corporation.

Proxy Summary

This summary highlights certain information in this proxy statement. This summary does not contain all of the information that you should consider in deciding how to vote. Please review the complete Tupperware Brands Corporation Proxy Statement and 2019 Annual Report before you vote. A notice regarding the availability of proxy materials for the 2020 annual meeting is being mailed to shareholders on or about April 8, 2020.

2020 Annual Meeting Key Facts*

Time and Date	Wednesday, May 20, 2020, at 1:00 p.m. EDT
Place	Hyatt Regency Orlando International Airport 9300 Jeff Fuqua Boulevard Orlando, Florida 32827
Record Date	Close of business on March 23, 2020
Voting	Shareholders on the record date are entitled to one vote per share on each matter to be voted upon at the Annual Meeting.
Admission

Attendance is offered to shareholders on the record date or their proxy holders only. We require a ticket for admission to the meeting. Please also bring proof of your common share ownership, such as a current brokerage statement, and photo identification.

*

As part of our precautions regarding the coronavirus (COVID-19) pandemic, we may impose additional procedures or limitations on attendees of our annual meeting or may decide to hold the meeting as a virtual meeting only. We plan to announce any such updates on the Company’s website (www.tupperwarebrands.com) under the “Investors” section, and we encourage you to check this website prior to the annual meeting if you plan to attend. If we decide to hold the meeting as a virtual meeting only, we will also issue a press release announcing such change in advance and file the announcement with the Securities and Exchange Commission as additional proxy material.

How to Vote

Shareholders of record on the Record Date are entitled to vote in the following ways:

Call 1 (866) 883-3382 (toll free) in the United States or Canada	Visit www.proxypush.com/tup	Return a properly completed, signed and dated proxy card	Attend the Annual Meeting of Shareholders in person and vote your shares

Meeting Agenda Items

ITEM 1

ELECTION OF DIRECTORS

You are being asked to elect ten (10) directors, as set forth below, to hold office until the 2021 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

SUMMARY INFORMATION ABOUT OUR DIRECTOR NOMINEES

Additional information about our director nominees can be found under “Election of Directors” starting on page 4. Catherine Bertini, Joyce Roché and Angel Martinez, who have served as directors since 2005, 1998 and 1998, respectively, will not be running for re-election at the Annual Meeting.

	Susan M. Cameron	Kriss Cloninger III	Meg Crofton	Miguel Fernandez	Richard P. Goudis	Aedhmar Hynes	Christopher D. O’Leary	Richard T. Riley	Mauro Schnaidman	M. Anne Szostak
Experience, Skills, Expertise
CEO or COO (or comparable) of Public Company	✓	✓	✓	✓	✓		✓	✓
CEO or COO (or comparable) of Private Company or Organization					✓	✓		✓	✓	✓
Consumer Products or Services	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Direct Selling Industry		✓		✓	✓				✓
Purpose-Driven Brand			✓						✓
International Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Sales and Marketing	✓		✓				✓	✓	✓	✓
Financial Expertise		✓		✓	✓		✓	✓		✓
Private Investments		✓					✓	✓		✓
Other Public Company Board Member	✓	✓	✓			✓	✓	✓		✓
Philanthropy and Community Service	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Academia
Demographic Background
Gender
Female	F		F			F				F
Male		M		M	M		M	M	M
Race, Ethnicity (optional reporting)
African American/ Black
Asian, Hawaiian or Pacific Islander
White/Caucasian	✓	✓	✓		✓	✓	✓	✓		✓
Hispanic/Latino				✓					✓
Native American
Other
Did not wish to identify

ITEM 1 RECOMMENDATION: OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL TEN DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT

ITEM 2

ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION PROGRAM (SAY ON PAY)

You are being asked to approve, on an advisory basis, our executive officer compensation program as described in the Compensation Discussion and Analysis and the executive compensation tables and accompanying narrative disclosure, as provided starting on page 21 of this proxy statement. We believe that our program incentivizes and rewards our leadership for increasing shareholder value and aligns the interests of our leadership with those of our shareholders on an annual and long-term basis.

ITEM 2 RECOMMENDATION: OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

ITEM 3

RATIFY APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020

You are being asked to ratify our Audit, Finance and Corporate Responsibility Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for fiscal year 2020. PwC has been our auditor since 1995. The fees paid to PwC for fiscal years 2019 and 2018 are detailed on page 55 below. One or more representatives of PwC will be present at the 2020 annual meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

ITEM 3 RECOMMENDATION: OUR BOARD OF DIRECTORS AND AUDIT COMMITTEE RECOMMEND THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020.

General Information

This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors (the “Board”) of Tupperware Brands Corporation (the “Company”) of proxies to be voted at the 2020 annual meeting of shareholders of the Company (the “2020 annual meeting”) to be held on May 20, 2020 at 1:00 p.m., and at any adjournment or postponement thereof. The 2020 annual meeting will be held at the Hyatt Regency Orlando International Airport Hotel, 9300 Jeff Fuqua Boulevard, Orlando, Florida 32827.

We currently intend to hold our annual meeting in person; however, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of developments regarding the coronavirus (COVID-19) pandemic. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting as a virtual meeting only. We plan to announce any such updates on the Company’s website (www.tupperwarebrands.com) under the “Investors” section, and we encourage you to check this website prior to the annual meeting if you plan to attend. If we decide to hold the meeting as a virtual meeting only, we will also issue a press release announcing such change in advance and file the announcement with the Securities and Exchange Commission as additional proxy material.

Voting at the Meeting

The Board has fixed the close of business on March 23, 2020 as the record date for determining shareholders entitled to vote at the 2020 annual meeting. On that date there were outstanding 48,971,022 shares of the Company’s common stock, each of which is entitled to one vote. A majority of the shares outstanding and entitled to vote at the 2020 annual meeting will constitute a quorum for the transaction of business. In this regard, abstentions and “broker non-votes” will be included in the number of shareholders present at the 2020 annual meeting for purposes of determining the presence of a quorum.

Shares for which there is a properly executed proxy will be voted in accordance with the instructions indicated. If no instructions are indicated in a properly executed proxy, such shares will be voted as recommended by the Board. A shareholder who has given a proxy may revoke it by voting in person at the 2020 annual meeting, or by giving written notice of revocation or a later-dated proxy to the Secretary of the Company at any time before the closing of the polls at the 2020 annual meeting. The Company has appointed an officer of Equiniti Trust Company, transfer agent for the Company, as the independent inspector of election to act at the 2020 annual meeting.

For all matters to be voted upon by shareholders at the 2020 annual meeting, the Company’s Amended and Restated By-Laws (the “By-Laws”) require the affirmative vote of a majority of the votes cast at the 2020 annual meeting. On all matters, abstentions are not treated as votes cast and will not have any impact on the outcome of any of the matters to be voted upon by shareholders at the 2020 annual meeting.

Brokers who are registered shareholders owning shares on behalf of beneficial owners are required under stock exchange rules to obtain the instructions of beneficial owners before casting a vote on a non-routine matter. In the absence of such instructions, the broker may not vote the shares on such matters, and such a situation is referred to as a “broker non-vote.” The voting items regarding the election of directors and the advisory vote regarding the Company’s executive compensation program require a beneficial owner’s instructions to a broker. Broker non-votes are not treated as votes cast for purposes of these items and will not have any impact on the outcome. The voting item to ratify the appointment of the independent registered public accounting firm is the only routine matter on which brokers who are registered shareholders owning shares on behalf of beneficial owners are permitted under stock exchange rules to cast a vote without instructions of beneficial owners.

1.    Election of Directors

Board of Directors—Nominees for Election

The Company’s Board is currently comprised of thirteen (13) directors. All of the current directors are standing for re-election at the 2020 annual meeting, with the exception of Catherine Bertini, Joyce Roché and Angel Martinez, each of whom will be retiring from the Board at the 2020 annual meeting at the end of their current term.

The nominees for election as directors for the new term are those persons named in this proxy statement: Susan M. Cameron, Kriss Cloninger III, Meg Crofton, Miguel Fernandez, Richard P. Goudis, Aedhmar Hynes, Christopher D. O’Leary, Richard T. Riley, Mauro Schnaidman and M. Anne Szostak. Unless otherwise specified, proxy votes will be cast for the election of all of the nominees as directors. If any such person should be unavailable for election, resign or withdraw, the Board has authority to either reduce the number of directors accordingly or designate a substitute nominee. In the latter event, it is intended that proxy votes will be cast for the election of such substitute nominee. Shareholder nominations of persons for election as directors are subject to the notice requirements described under the caption “Other Matters” on page 56 below.

The following is information concerning the nominees for election, each of whom has a current term expiring at the 2020 annual meeting. The nominations are for a term expiring at the annual meeting of shareholders in 2021 and until a successor is duly elected and qualified or until his or her earlier resignation or removal. Information regarding some of the experience, qualifications, attributes and/or skills that led to the conclusion that the nominee should serve as a director is included within each person’s biographical information.

Other current public company director service:

•  Aramark (since 2019)

•  nVent Electric plc (since 2018)

Former public company director service:

•  Reynolds American Inc. (2004 to 2011 and 2013 to 2017)

•  R.R. Donnelley & Sons Company (2009 to 2016)

SUSAN M. CAMERON

Non-Executive Chairman of the Board of the Company since November 2019, after previously serving as Presiding Director / Lead Director since May 2018. Ms. Cameron is a retired Chairman and Chief Executive Officer of Reynolds American Inc., a publicly-traded tobacco company, where she served as its Non-Executive Chairman from May 2017 to July 2017, its Executive Chairman from January 2017 to May 2017, and its President and Chief Executive Officer. Ms. Cameron has considerable experience as a chief executive officer of a public company and in the marketing function for international, name-brand consumer products companies, in addition to having served on boards of other public companies. Ms. Cameron holds an undergraduate degree in Business Administration from the University of Florida and an M.B.A from Bellarmine University.

Age: 61. First elected: 2011.

Other current public company director service:

•  Global Payments Inc. (since 2019)

Former public company director service:

•  Aflac Incorporated (2001 to 2017)

•  Total Systems Services, Inc. (2004 to 2019)

KRISS CLONINGER III

Retired President of Aflac Incorporated, an insurance and financial services firm, effective December 31, 2017. He served as a consultant to Aflac during 2018 and 2019, after serving in various leadership roles at Aflac since 1992, including as President from 2001 to December 2017, and as Chief Financial Officer from 1992 until July 2015. He has extensive experience as a senior executive officer of a public company with a distribution channel that is comparable to the Company’s and possesses financial expertise, in addition to having served on boards of other public companies. He also possesses substantial international business experience. Mr. Cloninger holds an undergraduate degree in Business Administration and an M.B.A from the University of Texas at Austin.

Age: 72. First elected: 2003.

Other current public company director service: • Cracker Barrel Old Country Stores, Inc. (since 2017) • HCA Healthcare, Inc. (since 2019)

MEG CROFTON

Retired President, Walt Disney Parks & Resorts Operations, U.S. & France of The Walt Disney Company, a diversified worldwide entertainment company, a position she held from 2011 to 2015. Ms. Crofton also served as President, Walt Disney World Resort, from 2006 to 2013, and previously in various positions of increasing responsibility for The Walt Disney Company since 1977. Ms. Crofton has extensive experience in diversified operations, staff and executive roles with a highly respected global brand, in addition to having served on boards of other public companies. Ms. Crofton holds an undergraduate degree in Marketing and an M.B.A. from Florida State University.

Age: 66. First elected: 2016.

MIGUEL FERNANDEZ

President & Chief Executive Officer of the Company since April 6, 2020. Mr. Fernandez previously served as Executive Vice President, Global President of Avon Products, Inc., a global manufacturer and marketer of beauty and related products, from 2017 to January 2020. Prior to joining Avon Products, Inc., Mr. Fernandez spent nearly 10 years at Herbalife Nutrition Ltd. (f/k/a Herbalife Ltd.), a publicly-traded global nutrition company, where he advanced through a series of senior operating positions with increasing responsibility, including Executive Vice President for the Americas and Worldwide Member Operations from 2013 to 2017 and Senior Vice President and Managing Director Mexico from 2009 to 2013. Mr. Fernandez has considerable direct selling, international and financial experience. Mr. Fernandez holds an undergraduate degree from Instituto Technologico Y de Estudios Superioes de Monterrey and an M.B.A. from University of Virginia.

Age: 48. Elected effective April 6, 2020.

RICHARD GOUDIS

Executive Vice Chairman of the Company since March 2020 and former Chief Executive Officer of Herbalife Nutrition Ltd., a publicly-traded global nutrition company, a position he held from June 2017 to January 2019. Mr. Goudis also served as Chief Operating Officer of Herbalife Nutrition Ltd. from 2010 to 2017 and as Chief Financial Officer of Herbalife Nutrition Ltd. from 2004 to 2010. In addition to these roles, Mr. Goudis has considerable experience in executive financial and operational positions in the direct selling industry. Mr. Goudis holds a Bachelor of Business Administration in Accounting from University of Massachusetts and an M.B.A. from Nova Southeastern University.

Age: 59. First elected: March 2020.

Other current public company director service: • Rosetta Stone Inc. (since 2019) • The IP Group plc (since 2019)

AEDHMAR HYNES

Retired Chief Executive Officer of Text100, an international digital communications agency, a position she held from 2000 to 2018. Additionally, she is the Chairman of the Board of Trustees of the Page Society, the preeminent industry body for the Chief Communications Officers, since 2018. Ms. Hynes has extensive experience in the communications and marketing industry for more than three decades, leading and supporting many of the world’s most important brands through digital transformation and technology disruption. She was identified as a director nominee through a formal search process led by Heidrick & Struggles International, Inc. Ms. Hynes holds an undergraduate degree in English and Economics from The National University of Ireland – Galway and a Master’s degree in Marketing from the Galway-Mayo Institute of Technology.

Age: 53. First elected: December 2019.

Other current public company director service:

•  Telephone and Data Systems, Inc. (since 2006)

Former public company director service:

•  Newell Rubbermaid, Inc. (now Newell Brands, Inc.) (2014 to 2016)

CHRISTOPHER D. O’LEARY

Former Interim Chief Executive Officer of the Company from November 2019 through April 6, 2020. Mr. O’Leary currently serves as Partner, Twin Ridge Capital Management, a private investment firm, a position he has held since September 2018. Mr. O’Leary is the former Executive Vice President and Chief Operating Officer, International for General Mills, Inc., a publicly-traded food company, a position he held from 2006 to 2016 after serving in various positions of increasing responsibility since 1997. He previously spent 16 years at PepsiCo, Inc., a publicly-traded multinational food and beverage corporation, where he held numerous roles, culminating in Chief Executive Officer and President of Hostess, Frito-Lay, Inc. He has extensive executive experience with public companies with highly-respected global brands, and brings more than 38 years of consumer products industry experience, in addition to having served on boards of other public companies. Mr. O’Leary holds a Bachelor of Business Administration in Marketing from Pace University and an M.B.A. from New York University.

Age: 60. First elected: 2019.

Other current public company director service:

•  Dorman Products, Inc. (since 2010)

Former public company director service:

•  LoJack Corporation (2005 to 2013)

•  Cimpress, N.V. (2004 to 2018)

•  New England Business Service, Inc. (2001 to 2004)

RICHARD T. RILEY

Retired Chairman and Chief Executive Officer of LoJack Corporation (“LoJack”), a publicly-traded provider of tracking and recovery systems. He served as Chairman of the board of LoJack from November 2006 to May 2012; Chief Executive Officer from November 2006 to February 2008 and again from May 2010 to November 2011; and President, Chief Operating Officer from February 2005 through November 2006 and again from May 2010 to November 2011. Mr. Riley also served as Chairman of the board of Cimpress, N.V. from August 2009 to November 2018. Mr. Riley has considerable international experience and extensive experience in leading companies as a chief executive officer and board member. Mr. Riley holds a Bachelor in Business Administration in Accounting from the University of Notre Dame.

Age: 64. First elected: 2015.

MAURO SCHNAIDMAN

Former President and Chief Executive Officer of JAFRA Cosmetics International, Inc., a global marketer of beauty and skin care products, a position he held from 2013 to 2018. Previously, he spent ten years at Hillshire Brands Company (f/k/a Sara Lee Corporation), a consumer goods company, as President, Sara Lee Coffee and Tea Southern Europe from 2008 to 2013 and as Commercial Director, Sara Lee Brazil from 2003 to 2008. Mr. Schnaidman also served as an Advisory Board member of Grupo Hinode Participacoes S.A., a beauty products company, from 2019 to March 2020. Mr. Schnaidman brings more than 30 years of experience in the consumer product, digital and direct selling sectors and has considerable international experience. He was identified as a director nominee through a formal search process led by Heidrick & Struggles International, Inc. Mr. Schnaidman holds an undergraduate degree in Mechanical Engineering from Instituto Mauá de Tecnologia, and he has completed several executive education programs at the International Institute for Management Development in Switzerland, The Wharton School of Business, and Columbia University.

Age: 56. First elected: March 2020.

Other current public company director service:

•  IDEXX Laboratories, Inc. (since 2012)

Former public company director service:

•  Belo Corp. (2004 to 2013)

•  Central Maine Power Co. (1993 to 1994)

•  ChoicePoint, Inc. (2005 to 2008)

•  Keurig Dr Pepper Inc. (formerly Dr. Pepper Snapple Group) (2008 to 2018)

•  New England Business Service, Inc. (1998 to 2004)

•  Providence Gas Company (1994 to 2000)

•  SFN Group, Inc. (2005 to 2011)

M. ANNE SZOSTAK

Founder of Szostak Partners, an executive coaching and human resources consulting firm formed in 2004. As President of Szostak Partners, she provides strategic advice and counsel to clients. Ms. Szostak is a retired executive officer with Fleet/Boston Financial Group (previously a Fortune 100 company, now Bank of America), a diversified financial services company, with 31 years of service, including as Chairman and Chief Executive Officer of Fleet Bank-Rhode Island from 2001 to 2003, Chairman, President and Chief Executive Officer of Fleet-Maine from 1991 to 1994, and Corporate Executive Vice President and Chief Human Resources Officer of FleetBoston Financial Group from 1998 to 2004. Ms. Szostak has extensive experience in executive leadership positions in a large public company and in executive compensation and human resources, in addition to having served on boards of other public companies. Ms. Szostak holds an undergraduate degree from Colby College, and she has completed several executive education programs at Harvard Business School.

Age: 69. First elected: 2000.

Vote Required and Resignation Policy

To be elected in an uncontested election, a director nominee must receive the affirmative vote of a majority of the votes cast in his or her election, which means that he or she will be elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election. Even if a nominee is not re-elected, he or she will remain in office until a successor is duly elected and qualified or until his or her earlier resignation or removal. The Company’s By-Laws specify that a director who is not re-elected by the required majority vote shall promptly tender his or her resignation to the Board, which may be conditioned on acceptance by the Board. If a resignation is so conditioned on acceptance by the Board, the Nominating and Governance Committee shall make a recommendation to the Board on whether to accept or reject such resignation, or whether other action should be taken. The Board shall act on such resignation, taking into account the recommendation of the Nominating and Governance Committee, and shall publicly disclose its decision and the reasons for it within 90 days from the date the inspector or inspectors of election certify the results of the applicable election. The director who tenders his or her resignation shall not participate in the decisions of the Nominating and Governance Committee or the Board that concern such resignation.

Additionally, a director who experiences a significant change in his or her principal business, professional position, employment or responsibility must offer his or her resignation from the Board, which resignation may be accepted or rejected by the Board in its sole discretion. Employee directors must offer their resignation from the Board upon their resignation, removal or retirement as an officer of the Company. The Nominating and Governance Committee shall make a recommendation to the Board on whether to accept or reject such resignation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Board Committees

Current Membership

Board Member	Audit, Finance & Corporate Responsibility	Nominating & Governance	Compensation & Management Development	Executive Committee
Catherine A. Bertini (I)
Susan M. Cameron (C, I)
Kriss Cloninger III (F, I)
Meg Crofton (I)
Miguel Fernandez (F)
Richard P. Goudis (F)
Aedhmar Hynes (I)
Angel R. Martinez (I)
Christopher D. O’Leary (F, I)
Richard T. Riley (F, I)
Joyce M. Roché (I)
Mauro Schnaidman (I)
M. Anne Szostak (F, I)

(C) Non-Executive Chairman of the Board	Committee Chairperson

(F) Financial Expert	Committee Member

(I) Independent Director

Audit, Finance and Corporate Responsibility Committee

The Audit, Finance and Corporate Responsibility Committee (the “Audit Committee”), which held six meetings in 2019, reviews the scope and results of the audit by the independent registered public accounting firm (“independent auditors”), evaluates, selects and replaces the independent auditors and has approval authority with respect to services provided by the independent auditors and fees therefor. The Audit Committee monitors the independent auditors’ relationship with and independence from the Company. In addition, it reviews the adequacy of internal control systems, internal audit function, accounting policies and the Company’s general compliance with laws and regulations, as well as reviewing and discussing with management and the independent auditors the Company’s financial statements and recommending to the Board inclusion of the audited annual financial statements in the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”). It also oversees, reviews and makes recommendations to the Board concerning the Company’s code of conduct, its financial structure and financing needs and activities, its cybersecurity risk program, and makes determinations regarding related party transactions, if any. The current members of the Audit Committee are Mr. Riley (Chairperson) and Mses. Bertini, Roché and Szostak. All such members are both independent and financially literate in accordance with New York Stock Exchange listing standards and SEC requirements, and the Board has determined that two members of the Audit Committee (Mr. Riley and Ms. Szostak) are audit committee financial experts, as defined by applicable rules, and four additional directors (Messrs. Cloninger, Fernandez, Goudis and O’Leary) each meet the requirements of an audit committee financial expert, as defined by applicable rules. None of the members of the Audit Committee serve on more than three audit committees (including the Company’s). Mr. O’Leary served as a member of the Audit Committee prior to becoming the Interim Chief Executive Officer and has been appointed to return as a member of the Audit Committee following the conclusion of such service.

Nominating and Governance Committee

The Nominating and Governance Committee (the “Nominating Committee”), which held four meetings in 2019, identifies and reviews qualifications of, and recommends to the Board, candidates for election as directors of the Company, acts on other matters pertaining to Board membership, and establishes the Company’s corporate governance provisions. The Nominating Committee evaluates and determines the criteria for selection of a director candidate in the context of the continuing makeup of the Board based on the facts and circumstances of the Company. Once such criteria have been determined, the Nominating Committee conducts a search for qualified candidates, which may include the use of third-party search firms or solicitations of nominee suggestions from management or the non-employee members of the Board. The Nominating Committee’s current criteria for consideration of any new candidate for selection include, among others, experience in leading a consumer products business or an international business or organization and experience with technology and digital marketing. After compiling background material on potential nominee candidates, management provides an analysis against Nominating Committee-established criteria, and promising candidates are interviewed by the chairperson of the Nominating Committee, by management and, if appropriate, by other independent directors. As part of this process, a determination is made relating to a candidate’s possible schedule conflicts, conflicts of interest, independence and financial literacy. If a third-party search firm is paid a fee for a search, it identifies potential candidates, meets with appropriate members of the Nominating Committee and management to clarify issues and requirements, communicates with candidates, arranges for interviews with management and directors, and prepares materials for consideration by the Nominating Committee. Since 2018, the Nominating Committee has engaged Heidrick & Struggles International, Inc. to assist the Nominating Committee in identifying and selecting potential candidates to join the Board. Any shareholder who desires to propose to the Nominating Committee a candidate for Board membership should send to the attention of the Secretary of the Company, 14901 S. Orange Blossom Trail, Orlando, Florida 32837, a letter of recommendation containing the name and address of the proposing shareholder and the proposed candidate, a written consent of the proposed candidate and a complete business, professional and educational background of the proposed candidate. Candidates recommended by shareholders following this process will be evaluated by the Nominating Committee using the same criteria used to evaluate other director candidates. The Nominating Committee also evaluates the corporate governance characteristics of the Company and makes recommendations to the Board in regard thereto. The Nominating Committee also determines compensation of non-employee directors of the Company. No aspect of this determination is delegated to management, although the Nominating Committee does request the recommendation of the Company’s Chief Executive Officer. The Nominating Committee is authorized to engage directly a compensation consultant to make recommendations regarding director compensation. The current members of the Nominating Committee are Ms. Cameron (Chairperson), Mses. Crofton and Roché and Messrs. Cloninger and Riley. All such members are independent in accordance with New York Stock Exchange listing standards.

Compensation and Management Development Committee

The Compensation and Management Development Committee (the “Compensation Committee”), which held five meetings in 2019, makes compensation recommendations to the Board for the Company’s executive management, including the Chief Executive Officer (sometimes referred to herein as the “CEO”). It also directs the administration of and makes various determinations under management incentive plans, approves the Compensation Discussion and Analysis section in the Company’s proxy statement, appoints members of senior management to have responsibility for the design and administration of employee benefit plans, and ensures that the Company has a system of developing and evaluating key executives for management succession purposes. Finally, the Compensation Committee assures the establishment and operation of a development system for management succession and for assuring a focus on diversity and inclusion in the workplace. The Compensation Committee establishes the executive compensation objectives of the Company and administers the Company’s compensation program within the context of those objectives, taking into consideration issues of risk-taking in connection with compensation. The Compensation Committee approves salary and incentive structures for senior management in general terms. It also specifically approves compensation, including salaries and incentive programs, for those executive officers who are “officers” of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including each of the named executive officers, and recommends such compensation for approval by the independent members of the Board. While the Compensation Committee may specifically set the compensation program for any key executive below the level of executive officer, as a general matter it delegates this role to executive management. The Company’s CEO and chief human resources officer (“CHRO”) recommend all executive officer-level compensation actions, except that the CEO is not involved in any recommendation or approval concerning his or her own compensation. The CEO’s compensation is recommended by the Compensation Committee after consultation with its compensation consultant. The Compensation Committee also has a standing Stock Award Committee that was established in May 2016 to delegate to the Company’s CEO and CHRO the authority to award equity to select non-executive officer employees for critical retention, promotion or new hire purposes. Pursuant to its charter, the Compensation Committee may: (i) delegate the authority to interpret and make determinations for the administration of any plans and grants to senior management; (ii) delegate any of its duties to a subcommittee formed for the purpose of carrying out such duty or duties; and (iii) delegate the authority to establish a standing agenda to its Chairperson. The current members of the Compensation

Committee are Mr. Cloninger (Chairperson), Mses. Cameron, Crofton and Hynes and Messrs. Martinez and Schnaidman. All such members are independent in accordance with New York Stock Exchange listing standards.

Pursuant to its charter, the Compensation Committee is authorized to directly retain, compensate and oversee the work of compensation consultants. In 2019, the Compensation Committee engaged Meridian Compensation Partners as its independent compensation consultant. Meridian provided a variety of executive compensation consulting services, including evaluation and review of compensation trends, regulations, management’s recommendations regarding compensation levels and plan design, incentive plan performance target practices, incentive program design related to material risk-taking, recommendations on proper governance processes with respect to executive compensation and the provision of accurate and timely data for decision-making by the Compensation Committee. The Compensation Committee has engaged Meridian to provide similar services in 2020.

The Compensation Committee ensures that the Company’s compensation and human resource programs and practices, including corporate culture and diversity goals, programs and initiatives, are effectively designed to attract, retain and motivate a highly qualified and diverse work force in terms of race, gender and cultural backgrounds of individuals as well as management succession candidates. The Compensation Committee oversees, reviews and assesses, and make recommendations to the Board regarding the Company’s corporate culture and diversity policies and performance.

Executive Committee

The Executive Committee, which did not meet in 2019, has most of the powers of the Board and can act when the Board is not in session. The current members of the Executive Committee are Ms. Cameron (Chairperson) and Messrs. Cloninger, Fernandez, Goudis, O’Leary and Riley.

Other Committees

From time to time, the Board may designate ad hoc committees to assist the Board in carrying out its responsibilities. During 2019, the following committees were in operation: the Capital Allocation Sub-Committee, the Strategy & Execution Sub-Committee and the CEO Search Committee. The Capital Allocation Sub-Committee was convened to assist the Board in discharging its oversight duties with respect to the development, implementation and execution of the Company’s capital allocation plan. It held four meetings in 2019 and its current members are Mr. Riley (Chairperson), Mses. Bertini and Szostak, and Messrs. Cloninger, Goudis and O’Leary. The Strategy & Execution Sub-Committee was convened to assist the Board in discharging its oversight duties with respect to the development, implementation and execution of the Company’s strategic plan. It held five meetings in 2019 and its members were Ms. Crofton (Chairperson), Messrs. Martinez and O’Leary, and Ms. Roché. The CEO Search Committee was convened to identify and appoint the Company’s CEO upon the departure of Ms. Stitzel in November 2019. It held seven meetings in 2019 and its members were Ms. Szostak (Chairperson), Messrs. Cloninger and O’Leary, and Ms. Roché. Ms. Cameron was an ex officio member of all three committees in her capacity as Lead Director until November 11, 2019 and Non-Executive Chairman thereafter.

Board Meetings and Annual Meeting of Shareholders and Directors’ Attendance

There were ten meetings of the full Board and six meetings of the independent Board directors held in 2019. No incumbent director attended fewer than 75 percent of the aggregate number of meetings of the Board and committees on which such director served that were held during the period that such director served as a director or committee member. The Company’s corporate governance principles provide that directors should be available to attend scheduled and special Board and committee meetings, as well as the annual meeting of shareholders, on a consistent basis and in person. All of the Board’s directors, who were directors at the time, attended the annual meeting of shareholders in 2019.

Corporate Governance

The Board has established corporate governance principles, a code of conduct for its officers, employees and directors, a code of ethics for financial executives and charters for each of its three standing primary committees: Audit Committee, Nominating Committee, and Compensation Committee. These documents may be found on the Company’s website (www.tupperwarebrands.com) by clicking on “Investors,” selecting the “Corporate Governance” tab and then selecting “Governance Documents”. The code of conduct and code of ethics apply to the Company’s principal executive officer, principal financial officer and principal accounting officer, among others. The Company will, to the extent required by law or regulation, disclose on its website waivers of, or amendments to, its code of conduct or code of ethics, if and when there are any.

In addition, the Company has implemented written, telephonic and electronic means for interested parties to communicate directly with the Company’s compliance officers (the heads of its Finance, Law, Human Resources and Internal Audit functions) or with the non-employee members of the Company’s Board. Communications from interested parties to non-employee directors are routed to the chairperson of the Audit Committee, who then determines whether such communication shall be distributed to all non-employee directors, makes such distribution if so determined, and oversees the reaction to such communications by the Board, if appropriate. Instructions regarding the various means to communicate with the Company’s compliance officers and the non-employee members of the Company’s Board are located on the Company’s website (www.tupperwarebrands.com). The Board invites interested parties, including shareholders, to contact the Board or any of its individual members, including the Chairman, on any topic of interest through the online form available on the Company’s website (www.tupperwarebrands.com) in the Investors section under the Board of Directors tab on the Corporate Governance page, or in writing to the Board, c/o Tupperware Brands Corporation, Post Office Box 2353, Orlando, Florida 32802, USA. These avenues of communication are important in facilitating direct engagement with investors and other interested parties, and may be confidential and, if desired, anonymous. Communication may also be made telephonically via a confidential toll free hotline at 877-217-6220 in the United States and Canada or by calling collect to +1-770-582-5215 from all other locations. The hotline is staffed by multi-lingual professionals through an independent company.

Each regularly-scheduled in-person meeting (and certain telephonic meetings) of the Board includes an executive session of non-employee members of the Board. The Non-Executive Chairman, Susan M. Cameron, acts as the chairperson of the executive sessions of the non-employee members of the Board. See “Board Leadership Structure” below for more information.

The Board has affirmatively determined that each of the following non-employee members of the Board who served during 2019 and year to date in 2020 (and each entity with which such person is affiliated) has no material relationship with the Company, taking into consideration all relevant facts and circumstances, including without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and that each such member is independent, in accordance with New York Stock Exchange listing standards: Catherine A. Bertini, Susan M. Cameron, Kriss Cloninger III, Meg Crofton, Aedhmar Hynes, Angel R. Martinez, Antonio Monteiro de Castro, Christopher D. O’Leary, David R. Parker, Richard T. Riley, Joyce M. Roché, Mauro Schnaidman and M. Anne Szostak. Mr. O’Leary was not independent while he served as Interim Chief Executive Officer of the Company.

The Board maintains a retirement policy that applies to all directors. Directors shall retire from the Board upon the date of the annual meeting of shareholders following their attainment of age seventy-two (72) (age seventy-five (75) in the case of non-employee directors who first joined the Board prior to May 8, 2015) or, in the case of non-employee directors who first joined the Board on or after May 22, 2019, after completing fifteen (15) years of service on the Board, whichever comes first. Notwithstanding the foregoing, the Board may waive the retirement policy in its discretion. In addition, executive officers shall retire (from their office and from the Board) at the end of the month in which their sixty-fifth birthday occurs, unless the Board requests such executive officer remains in office beyond such date.

Diversity

The Board values diversity as a factor in selecting members to nominate to serve on the Board, and believes that the diversity that exists in its composition provides significant benefit to the Company. Although there is no specific policy on diversity, the Nominating Committee takes various considerations into account in its selection criteria for new directors. Such considerations may include gender, race, national origin, functional background, executive or professional experience and international experience, among others. For example, consistent with the value placed on gender diversity by the Board, over 50% of the Company’s directors serving in 2019 and 40% of the current director nominees are women. See the “Summary Information about our Director Nominees” chart included in the Proxy Summary section above for more information.

Strategy and Risk Oversight

The Board participates actively in the development and approval of corporate and business strategy, both through regularly scheduled meetings, and throughout the year through ad hoc, direct and robust interaction with Company management. These discussions focus on the areas of greatest strategic importance to the Company, including but not limited to: global business model transformation planning, geographic expansion, new product introductions, brand enhancement, capital structure, and talent acquisition and management. To this end, the Board convened the Strategy & Execution Sub-Committee in 2019 to assist the Board in discharging its risk oversight duties.

The Board also takes very seriously its involvement in risk oversight, which involves the Audit Committee, the Compensation Committee and the full Board. The Audit Committee receives materials from management on a quarterly basis to address the identification and status of major risks to the Company, including steps to mitigate risk. Enterprise risk management is a standing agenda item at each of its meetings. The Audit Committee also reviews the Company’s enterprise risk management process for the identification of and response to major risks. The Compensation Committee reviews compensation structures and programs to evaluate whether they encourage excessive risk taking for compensation purposes that could result in material adverse effects upon the Company. At each in-person, regularly scheduled meeting of the full Board, the major risks are identified to Board members, and the Chairman of the Audit Committee reports on the activities of that committee, including regarding risks. In addition, on an annual basis, the full Board receives a presentation by management regarding the enterprise risk management process, currently identified risks and associated responses to those risks. This process addresses all categories of risks facing the Company, including but not limited to: capital allocation and liquidity, leadership succession, the impact of the COVID-19 global pandemic, business strategy, transformation and change management, talent management, reputational risks, financial reporting and controls, tax and treasury, legal, regulatory and compliance issues and operations issues including supply chain, product development and cybersecurity.

The Company’s stock trading policy prohibits members of the Board and all employees from entering into hedging transactions that are intended to offset, in whole or in part, the economic risks associated with the ownership of Company stock. Types of hedging transactions prohibited under the Company’s stock trading policy, include, but are not limited to, selling short in Company securities and trading in exchange traded derivative instruments, such as puts, calls, spreads, straddles, etc. related to the Company’s securities. The Company’s stock trading policy also prohibits members of the Board and all employees from holding Company securities in a margin account or pledging Company securities as collateral for a loan without seeking pre-clearance from the Chief Legal Officer.

Board Leadership Structure

The Board annually evaluates its leadership structure, including whether the same individual should serve both as Chairman of the Board and Chief Executive Officer. If the same individual serves as both Chairman and CEO, or if the Chairman is otherwise not independent, the Board will select an independent Lead Director.

On March 11, 2020, the Board appointed Mr. Miguel Fernandez as President & Chief Executive Officer, effective April 6, 2020, and Mr. Richard Goudis as Executive Vice Chairman, effective March 12, 2020. Upon Mr. Fernandez commencing his role as President & Chief Executive Officer effective April 6, 2020, Mr. Christopher O’Leary stepped down from serving as Interim Chief Executive Officer, a position he held since November 2019, but continued to serve as a director of the Company. Mr. O’Leary, a recognized leader in the consumer packaged goods sector, first joined the Board in January 2019 as an independent director. Ms. Susan Cameron has served as Non-Executive Chairman since November 2019, after previously serving as Lead Director of the Company. Because the Non-Executive Chairman is independent, the Board presently does not have an independent Lead Director.

In November 2019, Ms. Patricia Stitzel, who served as CEO, Chairman and a director of the Company, stepped down from her roles. At that time, the Board determined that it was in the best interest of the Company to separate the roles of Chairman and CEO to enable Ms. Cameron and Mr. O’Leary to focus on their new roles, particularly during this period of transition. Previously, in May 2019, the Board combined the roles of CEO and Chairman when Ms. Stitzel, who then served as CEO of the Company, was appointed to the additional role of Chairman. At that time, the Board determined that it was in the best interest of the Company to combine the roles of CEO and Chairman in order to provide for consistency in leadership. From May 2018 to May 2019, the Company separated the roles of CEO and Chairman, with Ms. Stitzel serving as CEO and Mr. E.V. (Rick) Goings serving as Executive Chairman.

The Board in its judgment has determined that the current leadership structure is in the best interest of the Company’s shareholders and employees to accelerate a successful turnaround and growth strategy. The Board will continue to evaluate its leadership structure and will determine whether continuing to separate the roles of Chairman and CEO is in the best interest of the Company and its shareholders based on circumstances existing at the time.

Environmental, Social and Governance Highlights

Key Corporate Governance Features

Board Independence and Expertise	✓	All directors are independent other than CEO and Executive Vice Chairman
	✓	Board consists of highly qualified, experienced and diverse directors with relevant expertise for overseeing our strategy and business

Board Committees	✓	Three primary Board committees composed entirely of independent directors: (1) Audit, Finance and Corporate Responsibility, (2) Compensation and Management Development, and (3) Nominating and Governance
	✓	Ad Hoc Committees as needed: Executive Committee, Capital Allocation Committee, Strategy & Execution Sub-Committee and CEO Search Committee

Executive Sessions	✓	Directors hold regularly scheduled executive sessions, at which directors can discuss matters without management present

Board Oversight of Risk	✓	Risk oversight by full Board and committees

Board Oversight of Management Succession	✓	Board annually reviews and discusses succession plans for CEO and other key executives
	✓	2019 / 2020 management changes included the appointment of a new CEO and new CFO

Board Self-Evaluation	✓	Board and each of its committees conduct an annual self-evaluation

Accountability	✓	In uncontested director elections, our directors are elected by a majority of the votes cast
	✓	Each share of common stock is entitled to one vote
	✓	Anti-hedging and anti-pledging policies covering all directors and employees
	✓	Claw-back policy covering compensation paid to executives

Stock Ownership Requirements	✓	Each director is required to hold Company stock at a value of 5x the annual cash retainer
	✓	The CEO must hold Company stock at a value of 6x base salary
	✓	All other NEOs must hold Company stock at a value of 2x to 3x base salary

Open Lines of Communication	✓	Board promotes open and frank discussions with senior management
	✓	Directors have access to all members of management and other employees and are authorized to hire outside consultants or experts and to conduct independent investigations
	✓	Shareholders have direct access to non-employee directors
Board Refreshment	✓	The Nominating Committee regularly reviews the Board’s composition and future needs
	✓	Catherine Bertini, Joyce Roché and Angel Martinez, long-serving directors, are retiring from the Board in May 2020
	✓	Christopher D. O’Leary elected in January 2019, Aedhmar Hynes elected in December 2019, Richard P. Goudis elected in March 2020, Mauro Schnaidman elected in March 2020 and Miguel Fernandez elected effective April 6, 2020, each following a formal search process
	✓	Board retirement policy facilitates process of smooth turnover; individual directors will not stand for re-election after reaching the age of 72 years (75 years for non-employee directors who joined the Board prior to May 8, 2015) or after completing 15 years of service on the Board (such 15-year limit applicable only to non-employee directors first joining the Board on or after May 22, 2019), whichever comes first, subject to extension at the discretion of the Board

Social and Environmental Sustainability Features

Changing Lives	✓	We help our global sales force of 2.9 million independent entrepreneurs achieve financial independence and build confidence
	✓	We supported millions of entrepreneurs in emerging markets in 2019, mostly women
	✓	Our global social impact work is focused on empowering women and girls, environmental stewardship and disaster response
	✓	Since 2007, we have contributed more than $80 million (USD) through product donations, cause-related marketing, cash donations and volunteerism globally to organizations that support young people, disaster response and women-related causes

Living Smart	✓	We are constantly innovating to provide environmentally responsible, reusable and safe products, cutting food waste and single-use plastic consumption

Acting Responsibly	✓	Our people are a fundamental part of who we are. We invest in our team of over 12,000 associates to ensure we continue to attract and retain strong talent in our industry
	✓	During 2018, we conducted an employee engagement survey with more than a 90% response rate, resulting in some important insights to enhance employee satisfaction
✓

We pride ourselves on all forms of diversity and representation throughout our Company – for example, nearly half of our directors and executive officers are women (including our Non-Executive Chairman and CFO)

	✓	In 2018, we established environmental sustainability targets to achieve by 2025 in support of our priority impacts, including the following targets:
• Zero landfill in our plants
• Reduce electricity, water and waste used by 20% per ton produced
• Purchase or produce 30% of energy from renewable sources
• All consumers will have the chance to return used Tupperware products
• 90% of all returned items will be turned into new, useful products and the remaining 10% will be responsibly disposed of
• 90% of Tupperware products will be recyclable
• All Tupperware product packaging will be compostable or biodegradable, which will include eliminating the use of single-use plastic packaging
	✓	We maintain a high commitment to quality and responsible choices across our operations, including having a Supplier Code of Conduct which describes our ethical, employment and environmental practices

To learn more about our environmental, social and governance efforts, in addition to the information described above, please refer to our current Sustainability Report on the Company’s website, by visiting www.tupperwarebrands.com/csr/sustainability/social-impact-reports.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of March 23, 2020 by each director and nominee for election, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers of the Company as a group. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated. No director or executive officer owned more than 1 percent of the Company’s common stock, except Mr. Goings, who owned 2.53 percent. All directors and executive officers as a group owned 4.97 percent of the Company’s common stock.

Name	Sole Ownership	Shared Ownership or Held by or for Family Members	Shares that May Be Acquired Within 60 Days of March 23, 2020(1)	Restricted Stock(2)	Total Shares Beneficially Owned
Catherine A. Bertini	19,743	—	15,137	1,500	36,380
Susan M. Cameron	30,343	—	20,240	—	50,583
Kriss Cloninger III	45,803	—	17,208	1,500	64,511
Meg Crofton	4,193	1,000	9,076	—	14,269
Miguel Fernandez	—	—	—	—	—
E.V. Goings (3)	100,835	—	1,138,364	—	1,239,199
Richard P. Goudis	—	—	—	—	—
Asha Gupta	29,138	—	79,546	—	108,684
Cassandra E. Harris	—	—	—	—	—
Justin Hewett	4,754	—	19,848	—	24,602
Aedhmar Hynes	40,000	—	—	—	40,000
Angel R. Martinez	4,667	5,071	24,136	1,500	35,374
Christopher D. O’Leary	1,000	—	6,036	—	7,036
Michael S. Poteshman (4)	—	—	168,806	—	168,806
Richard T. Riley	15,733	—	6,036	—	21,769
Joyce M. Roché	11,655	—	34,526	1,500	47,681
Mauro Schnaidman	—	—	—	—	—
Karen M. Sheehan	5,577	—	41,364	—	46,941
Patricia A. Stitzel (5)	18,277	—	251,445	—	269,722
M. Anne Szostak	32,372	—	6,036	1,500	39,908

Subtotal	364,090	6,071	1,837,804	7,500	2,215,465

All directors and executive officers as a group (24) (including the individuals named above)	411,501	6,071	2,009,297	7,500	2,434,369

(1)

Includes stock options and restricted stock units granted under the Company’s 2010, 2016 and 2019 Incentive Plans and the Director Stock Plan. Also includes the shares of common stock that will be paid in lieu of cash as fees under the 2019 Incentive Plan to directors for the first quarter of 2020 for those directors who so elected (Ms. Cameron – 14,204 shares, Mr. Cloninger – 7,102 shares, Mr. Goings – 14,204 shares and Ms. Roché – 3,551 shares, using a $1.76 share price). For the avoidance of doubt, this column does not include shares that may not be acquired within 60 days of March 23, 2020. Please refer to the table “Outstanding Equity Awards at Fiscal Year-End 2019” for the total number of shares or units of stock held by each Named Executive Officer that have not yet vested as of 2019 fiscal-year end.

(2)	Holders of restricted stock have the ability to vote such shares but do not have any investment power (i.e., the power to dispose or direct the disposition) with respect to such shares.

(3)

Mr. Goings retired as the Company’s Executive Chairman on May 22, 2019 and retired as a member of the Board, effective February 19, 2020, and is included as an NEO as a result of serving as the Company’s Executive Chairman during 2019.

(4)

Mr. Poteshman retired as the Company’s Executive Vice President and Chief Financial Officer on March 31, 2019, and is included as an NEO as a result of serving as one of the Company’s Chief Financial Officers during 2019.

(5)

Ms. Stitzel stepped down as the Company’s Chief Executive Officer, Chairman and a member of the Board, effective November 11, 2019, and is included as an NEO as a result of serving as one of the Company’s Chief Executive Officers during 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5 percent of the Company’s common stock, which is the Company’s only class of outstanding voting securities, as of December 31, 2019.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,638,348	(1)	15.6
The Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,170,599	(2)	8.5
AQR Capital Management, LLC AQR Capital Management Holdings, LLC Two Greenwich Plaza Greenwich, CT 06830	3,678,325	(3)	7.5

(1)

Based upon a Schedule 13G/A filed on February 4, 2020. As of December 31, 2019, BlackRock, Inc. beneficially owns 7,638,348 shares of the Company’s common stock, with sole dispositive power with respect to all of such shares and sole voting power with respect to 7,489,105 of such shares, through the following subsidiaries: BlackRock Life Limited; BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors (which itself holds 5% or greater of the Company’s common stock); BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; and BlackRock Advisors (UK) Limited.

(2)

Based upon a Schedule 13G/A filed on February 12, 2020. As of December 31, 2019, The Vanguard Group, Inc. beneficially owns 4,170,599 shares of the Company’s common stock, which includes 40,577 shares of the Company’s common stock beneficially owned by Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., and 13,587 shares of the Company’s common stock beneficially owned by Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc. The Vanguard Group, Inc. has sole dispositive power with respect to 4,123,620 of such shares, shared dispositive power with respect to 46,979 of such shares, sole voting power with respect to 47,762 of such shares and shared voting power with respect to 6,402 of such shares.

(3)

Based upon a Schedule 13G filed on February 14, 2020. As of December 31, 2019, AQR Capital Management, LLC and AQR Capital Management Holdings, LLC beneficially own 3,678,325 shares of the Company’s common stock, with shared voting power and shared dispositive power with respect to all of such shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 28, 2019 regarding the Company’s common stock that may be issued under equity compensation plans currently maintained by the Company:

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights		(b) Weighted-average exercise price of outstanding options and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(5)
Equity compensation plans approved by security holders(1)	3,898,284	(2)	56.28	(3)	2,975,253
Equity compensation plans not approved by security holders(4)	0		n/a		0

Total	3,898,284		56.28		2,975,253

(1)

The following plans have been approved by the Company’s shareholders and have outstanding awards or available shares: 2010 Incentive Plan, 2016 Incentive Plan, 2019 Incentive Plan and Director Stock Plan.

(2)	Includes shares subject to restricted stock units and shares expected to be issued under the Performance Share Program based upon forecasted performance.

(3)	Restricted stock, restricted stock units and performance share units have been excluded from the weighted-average exercise price.

(4)	The Company has no equity compensation plans that have not been approved by shareholders.

(5)	All remaining shares could be used for any form of equity awards.

TRANSACTIONS WITH RELATED PERSONS

Policy

The Board has adopted a written policy regarding the review, approval and ratification of transactions with related persons. Under this policy, any such transaction shall be subject to review, approval and (if applicable) ratification by (1) the CEO of the Company (unless he or she is the related person), and (2) the Audit Committee (or, if determined by the Audit Committee, by all of the independent directors of the Company). Transactions that are covered by this policy include all transactions that would be the subject of disclosure under applicable securities laws and regulations. The standard of review to be employed in such determinations is to take into consideration factors relevant to the transaction, such as the size of the transaction, the amount payable to, or by, the related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest, and whether the transaction involves goods or services available to the Company from unaffiliated third parties with comparable terms and conditions.

Transaction

A foreign subsidiary of the Company has employed Ms. Kristina Goings, the daughter of a former director of the Company, for eighteen years. In fiscal year 2019, her total compensation package was 185,320 euros (approximately U.S. $208,059). This transaction was reviewed and approved in accordance with the Company’s policy on transactions with related persons.

REPORT OF THE AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE

The Audit, Finance and Corporate Responsibility Committee of the Board (under this heading, the “Committee”) has reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 28, 2019, which management has represented to the Committee have been prepared in accordance with accounting principles generally accepted in the United States of America, and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, has concurred in such representation in its opinion relating to such audited financial statements. The Committee discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with that firm its independence and considered whether the provision of non-audit services is compatible with maintaining such firm’s independence.

Management has responsibility for establishing and maintaining the Company’s internal control system and its financial reporting process, and PricewaterhouseCoopers LLP has responsibility for auditing the Company’s Consolidated Financial Statements and its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an audit report. The Committee monitors and oversees these processes.

Based upon the foregoing review, disclosures, representations, reports and discussions, the Committee recommended to the Board that the audited financial statements for the Company’s 2019 fiscal year be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019.

Audit, Finance and Corporate Responsibility Committee

Richard T. Riley, Chairperson

Catherine A. Bertini

Joyce M. Roché

M. Anne Szostak

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation philosophy and programs, the compensation decisions the Compensation and Management Development Committee (the “Committee”) made under the program with respect to 2019, and the considerations in making those decisions in 2019. Specifically, this Compensation Discussion and Analysis focuses on the compensation of the Company’s Named Executive Officers (“NEOs”) listed below, whose compensation is set forth in the 2019 Summary Compensation Table and other compensation tables contained in the proxy statement.

Named Executive Officers
Christopher D. O’Leary	Former Interim Chief Executive Officer
Cassandra (Sandra) E. Harris	Executive Vice President and Chief Financial Officer
Asha Gupta	Executive Vice President and Chief Strategy & Marketing Officer
Justin Hewett	Group President, Asia Pacific
Karen M. Sheehan	Executive Vice President and Chief Legal Officer & Secretary
Patricia (Tricia) A. Stitzel	Former Chairman & Chief Executive Officer
Michael S. Poteshman	Former Executive Vice President and Chief Financial Officer
E.V. (Rick) Goings	Former Executive Chairman

Summary

Management Transition

During 2019 and early 2020, the Company experienced a number of senior leadership changes. On February 19, 2020, Mr. Goings retired as Chairman Emeritus of the Board and as a member of the Board. On March 11, 2020, the Board appointed Miguel Fernandez as President & Chief Executive Officer, effective April 6, 2020, and Richard Goudis as Executive Vice Chairman, effective March 12, 2020. Each of Messrs. Fernandez and Goudis also became a member of the Board on the effective date of his appointment. Upon Mr. Fernandez commencing his role as President & Chief Executive Officer effective April 6, 2020, Mr. O’Leary stepped down from serving as Interim Chief Executive Officer, a position he held effective November 12, 2019. On November 11, 2019, the Board appointed Mr. O’Leary, an independent director of the Board at the time, as Interim Chief Executive Officer of the Company, succeeding Ms. Stitzel, who stepped down as Chairman & Chief Executive Officer and a member of the Board, effective November 11, 2019. As of the date of the 2019 annual meeting of shareholders, Ms. Stitzel, who then served as CEO, assumed the role of Chairman of the Board after Mr. Goings’ retirement as an employee of the Company after more than 26 years of service to the Company. On February 25, 2019, the Board appointed Ms. Harris to the position of Executive Vice President and Chief Financial Officer, effective April 1, 2019, succeeding Mr. Poteshman who retired from the Company after more than 25 years of service to the Company. Please see the section entitled “Management Transition Compensation Arrangements” for a discussion of the compensation arrangements entered into in connection with the 2019 and early 2020 management transitions.

2019 Business Results

The Company is a global manufacturer and marketer of premium, innovative products across multiple brands and categories through an independent sales force of 2.9 million. The Company is a complex business and requires inducing and retaining leadership capable of leveraging an independent sales force and managing a global manufacturing and marketing organization to support the Company’s goals.

In approving compensation decisions with respect to 2019, the Committee considered a variety of factors, including this complexity and the Company’s operational and financial performance highlighted below, which requires a significant turnaround:

•	Sales – $1.8 billion – down 13% from 2018 (down 9% after adjusting for foreign currency)

•	Pre-tax Income – $103 million down 63% from 2018

•	Operating Cash Flow, net of investing – $60 million down 45% from 2018

Pre-tax Income and Operating Cash flow were significantly impacted by declining sales trends given a high fixed-cost base. The Company has set significant cost reduction goals to maintain financial flexibility and liquidity.

2019 Say-On-Pay Results

In May 2019, for the sixth year in a row, shareholders overwhelmingly approved the Company’s non-binding advisory vote on executive compensation, with approximately 93% of the votes cast in support of the proposal. Both the Committee and the Company’s senior leadership appreciated the multi-year shareholder support of “say-on-pay” as an endorsement of the Company’s executive compensation program. While no changes were made in direct response to the 2019 “say-on-pay” vote, the Committee has made several changes to the Company’s executive compensation program to further align the program with market practices.

Specifically, the Company discontinued its prior practice of granting performance-based equity awards in February and time-based equity awards in November of each year and, instead, will have one grant date for the entire annual equity grant, which is expected to occur in February of each year. The Committee made this change to its grant practice in part to align its performance review and compensation decisions with the Company’s business planning cycle. To accommodate this grant shift, the Committee did not grant any stock options or time-based restricted stock units as part of the annual grants in 2019 as such grants were normally granted in November of each year. In addition, the Committee modified the Company’s form of change-in-control agreements effective for individuals appointed to an executive officer position on or after January 1, 2019 (including Ms. Harris), which, reduced the severance benefits for non-CEO executive officers. The Committee further modified the Company’s form of change-in-control agreements, effective for individuals appointed to an executive officer position on or after May 22, 2019, which, among other items, eliminated the continuation of perquisites post-termination under the terms of the agreements. These changes are discussed in more detail later in this Compensation Discussion and Analysis

2019 – 2020 Shareholder Outreach

The Company, led by management and, as and when requested or prudent, the Chair of the Committee, regularly attempts to engage its larger shareholders in outreach meetings, typically targeting holders, in the aggregate, of greater than 60% of the Company’s common stock. The intent of these meetings is to (i) discuss investor philosophies on compensation programs in order to consider their perspectives when designing the Company’s executive compensation program, (ii) review any recent changes made to the Company’s executive compensation program, and (iii) answer questions or address concerns raised with respect to the Company’s executive compensation program and any other aspect of the Company’s business or governance.

Fiscal Year 2020 Compensation

The Compensation Committee established the 2020 performance targets without the benefit of being able to consider the more recent developments regarding the COVID-19 pandemic. The Company will continue to monitor and assess the potential impact on its business operations. As a result, the Compensation Committee may exercise its discretion to adjust the 2020 performance targets as appropriate.

Executive Compensation Design & Governance Best Practices

The Committee has implemented executive compensation design and governance practices consistent with leading and best market practices, as illustrated in the following table:

	✓	Design compensation program to align total pay with achievement of Company performance goals

	✓	Emphasize equity-based compensation for all NEOs, thereby aligning NEOs’ interests with those of our shareholders

	✓	Use three-year performance period for performance-based equity

	✓	Design incentives using multiple measures, reflecting how the Company creates shareholder value

	✓	Maximum payout caps under annual and long-term incentive programs

	✓	Set competitive pay levels in consideration of peer group practices

What we do	✓	Evaluate appropriateness of peer group on an annual basis

	✓	Design compensation program to mitigate excessive risk

	✓	Require ‘double-trigger’ change-in-control for cash severance and equity acceleration

	✓	Maintain director and executive officer stock ownership requirements

	✓	Maintain an Anti-Hedging & Anti-Pledging Policy on equity

	✓	Maintain a Clawback Policy

	✓	Review CEO succession planning process annually

	✓	Use an independent consultant retained directly by the Committee

	✗	Provide change in control excise tax gross-ups for any new executives (since 2009)

	✗	Grant stock options with an exercise price less than market value on grant date

What we	✗	Reprice stock option awards

don’t do	✗	Reload exercised stock option grants

	✗	Maintain evergreen provisions in long-term incentive plans

	✗	Pay accrued dividends or dividend equivalents unless and until the underlying equity awards vest

	✗	Provide automatic, annual increases in executive salaries

Executive Compensation Philosophy

Attract, Retain and Motivate the Company’s Key Leadership

The Company’s executive compensation program focuses on attracting, retaining and motivating high-performing, successful leaders while incenting short- and long-term Company performance through a balanced mix of compensation vehicles. The elements comprising the total pay package are designed considering practices of competitors and benchmarking against the pay levels within the compensation peer group (as discussed below under the headings “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers”). The Committee strives to provide incentive programs that align management compensation with long-term shareholder value creation, with consideration of risk created while implementing the Company’s business strategies.

In addition, the Company selectively grants stock-based awards for critical retention purposes, upon an employee’s initial hire or promotion to an executive officer role or to reward performance.

Role of the Committee in Compensation Decisions

The Committee is responsible for establishing, overseeing and determining all compensation arrangements for executive officers of the Company, including each of the NEOs. As discussed above under “Board Committees,” the Committee works closely with its independent compensation consultant, Meridian Compensation Partners, to determine the market-based compensation arrangements for the Company’s officers.

The CEO’s compensation is determined by recommendation of the Committee in consultation with the Committee’s independent compensation consultant, and is subject to approval by the independent directors of the full Board. Recommendations for compensation of executive officers other than the CEO are made to the Committee by management, including discussion on individual performance by the CEO, in consultation with the Committee’s compensation consultant. The Committee, in consideration of its objectives, reviews recommendations as well as incentive programs for all executive officers. Based on this review, the Committee approves the annual incentive opportunities and equity awards, and recommends for the approval of the full Board (or independent directors of the full Board with respect to the CEO’s compensation) cash-based elements for all executive officers, including the NEOs.

All compensation recommendations are influenced by both market-based factors, such as compensation peer group, and non-market-based factors, such as company and individual performance, leadership, scope of role, tenure and experience, and retention concerns. The Committee reviews a total compensation summary that provides a complete picture of each executive’s current target and realizable compensation relative to the market data. The Committee typically makes compensation recommendations in November for the upcoming fiscal year.

Peer Group & Compensation Benchmarking

When determining the appropriate compensation arrangements for the Company’s executive officers, the Committee considers both a comparator peer group of similar companies and information from Mercer, LLC’s and Willis Towers Watson’s compensation surveys. Because of the differences in size among the comparator companies, regression analysis is used for estimating market compensation levels and then, in using the regressed data, the Company establishes a composite market pay level for each executive role. The Committee includes multiple data sources to mitigate year-over-year fluctuations from any single source and promote greater consistency in the compensation planning process.

The compensation peer group consists of public companies that were selected by the Committee, in consultation with its independent compensation consultant, based on similarities in operational focus, industry, and complexity (as measured by revenue, percentage of revenue outside the United States and, to a lesser extent, equity market capitalization). The Committee reviews compensation peer group companies annually for continued appropriateness.

The compensation peer group includes companies that:

•	market product lines in household durables and nondurables, personal products (including beauty) and consumer goods (including plastic products);

•	operate using direct–to-consumer and network marketing distribution methods; or

•	market branded products in the food and beverage category.

In preparing the compensation peer group used to evaluate 2019 compensation decisions, the Committee added Coty, Inc., Ralph Lauren Corporation, Revlon, Inc. and Columbia Sportswear Company, as the Committee considered these companies to be similar to the Company in terms of brand focus and engagement in digital transformation. In addition, the Committee removed Spectrum Brands Holdings, Inc. due to its merger with HRG Group Inc. and Silgan Holdings, Inc. and Snap-On Incorporated due to being further outside the Company’s industry as compared to the 2019 peer group additions. The 2019 compensation peer group consisted of the following companies, categorized by industry:

Consumer Products & Packaging	• AptarGroup, Inc.	• Ralph Lauren Corporation
	• Church & Dwight Co., Inc.	• Columbia Sportswear Company
	• The Clorox Co.	• Tiffany & Co.
	• Edgewell Personal Care Company	• Williams-Sonoma, Inc.
Beauty Companies	• Avon Products, Inc. (1)	• Revlon, Inc.
• Coty, Inc.
Direct-to-Consumer & Network Marketing	• Herbalife Ltd.	• Nu Skin Enterprises, Inc.
Food and Beverage	• Brown-Forman Corp.	• McCormick & Company, Inc.
• The Hain Celestial Group, Inc.

(1)	Also operates in the “Direct-to-Consumer & Network Marketing” category of the peer group.

During its annual review of the peer group in preparation for 2020 compensation decision-making, the Committee added Energizer Holdings, Inc. and Helen of Troy Limited because each was deemed by the Committee to be similar to the Company in terms of industry, operational focus and complexity in terms of revenues.

Pay Positioning for Executive Officers

When making compensation decisions, the Committee considers market-based data described above on base salary, target annual incentive opportunity and long-term incentive program opportunity for each of the Company’s executive officer positions separately, as well as the individual performance of each executive officer. In general, the Committee compares the NEOs’ compensation to the 50th percentile of the market-based data. For all pay elements other than base salary, actual compensation is contingent upon either the successful completion of performance goals or the Company’s stock price, and can fluctuate above or below the 50th percentile of market. Gains from past incentives are not factored into the establishment of target compensation nor are other remuneration programs, such as for retirement.

Elements of Officer Direct Compensation

In line with the Company’s philosophy to attract and retain talented individuals to further the interests of the Company and its shareholders, executive officers are compensated through various elements that include a balance of short-, mid- and long-term focus. Target compensation for executive officers includes base salary, an Annual Incentive Program target cash award and long-term equity awards.

Base Salary

The Committee believes that annual base salary is important to attracting and retaining talented employees by providing a fixed level of income. Each of the Company’s executive officer roles is benchmarked to market as discussed above under “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers.” When determining base salary levels, the Committee considers benchmark pay, the salary increase target for the Company overall, the executive officer’s performance in the previous year, scope and complexity of role, leaders of similar responsibility within the Company, experience and tenure related to their respective responsibilities, total direct compensation (base salary plus short- and long-term incentive targets described below) and, in the case of new appointments, the compensation received by the NEO’s predecessor at the Company and from the NEO’s prior employer.

For 2019, the Committee reviewed the then-serving executive officer base salaries and, based on the factors described above, approved base salary increases for Mses. Gupta and Sheehan. The following table sets forth the 2019 and 2018 base salaries for each NEO and the percentage change in base salary, if applicable.

NEO	2018 Base Salary(1)	2019 Base Salary(1)	Percentage Change
Christopher D. O’Leary(2)	N/A	$1,000,000	N/A
Cassandra (Sandra) E. Harris(2)	N/A	$500,000	N/A
Asha Gupta(3)	$470,415	$480,000	2.04%
Justin Hewett(3)	$433,552	$433,552	0.0%
Karen M. Sheehan(4)	$360,000	$400,000	11.11%
Patricia (Tricia) A. Stitzel	$850,000	$850,000	0.0%
Michael S. Poteshman	$526,000	$526,000	0.0%
E.V. (Rick) Goings	$500,000	$500,000	0.0%

(1)	Base salaries are reported on an annualized basis.

(2)

Mr. O’Leary and Ms. Harris were appointed as executive officers in 2019 and, therefore, did not receive a base salary in 2018. In establishing the base salaries for Mr. O’Leary and Ms. Harris, the Committee considered market data and the compensation received by the executive officer’s predecessor at the Company.

(3)

Mr. Hewett’s base salary is, and Ms. Gupta’s base salary was, prior to her relocation to the United States in July, 2019, paid in Singapore dollars and has been converted to U.S. dollars using the 2019 year-end exchange rate of 0.74 Singapore dollars per U.S. dollar.

(4)	The Committee approved an 11.11% increase in base salary for Ms. Sheehan to bring her base salary closer in line with market data and to recognize performance.

Annual Incentive Program

Program Design

The Annual Incentive Program (the “AIP”) is a broad-based program emphasizing pay-for-performance by rewarding approximately 250 key-management participants, including each of the continuing NEOs, for short-term (annual) financial results. AIP payout targets, calculated as a percentage of year-end base salary, are based on job level and are benchmarked as described above under “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers”. In 2019, the AIP was used to reward growth in consolidated net income, or unit segment profit where applicable, conversion of profit into cash flow and local currency sales. In all cases, consolidated net income and/or segment profit performance accounted for 50% of the total award, cash flow performance accounted for 25% and local currency sales accounted for 25%. The sales measure includes a tripwire, whereby no award will be paid based on sales performance unless at least threshold performance is met under the program’s profit measure. The Committee believes that focusing management on these financial metrics further positions the Company for long-term success.

Payments under the AIP program can range from 0% for achievement below threshold goals to 200% for achievement of maximum goals. Target goal achievement results in a 100% payout factor, with straight-line interpolation calculated for achievement between threshold, target and maximum results.

2019 AIP awards for the participating NEOs who held globally-focused positions were measured entirely on Company-wide measures of net income, cash flow and local currency sales, while the award for group presidents was measured in part on consolidated net income results and in part on the group’s segment profit, cash flow and sales results. The Committee believes that this program design facilitates focus on overall Company and group results, as applicable. In 2019, the Committee did not make any AIP award payouts to participants because the Company did not meet its threshold AIP performance goals.

2019 Individual Targets

Individual 2019 AIP target opportunities, expressed as a percentage of year-end base salary, were set at 100% for Mr. Goings (pro-rated based on time worked during the year) and 60% for Mses. Gupta and Sheehan and Mr. Hewett, which did not change as compared to 2018. Ms. Stitzel’s target was increased from 105% in 2018 to 115% in 2019 to align with median market data for the President and Chief Executive Officer position. The Committee approved a 2019 AIP target opportunity equal to 115% of base salary for Mr. O’Leary and 75% of base salary for Ms. Harris in connection with their executive officer appointments in 2019. In light of Mr. Poteshman’s announced retirement, he did not participate in the 2019 AIP.

2019 AIP Goals & Results

The Company measures its AIP achievement at the same currency exchange rates at which the goals are set. The Committee believes that this approach most appropriately measures the success of management in executing the Company’s strategies, as opposed to measuring performance at actual exchange rates that can mask the impact of actions taken under management’s control, which can be expected to be reflected in the Company’s stock price over time. The Committee believes that employing this approach in the AIP appropriately balances total compensation received by executive officers, given that the value realized by management under equity-based long-term incentive awards is impacted by actual exchange rates through the performance of the Company’s stock price. Further, the Committee believes that incenting performance using actual exchange rates could create an environment leading to risk taking not in the best interests of the Company.

Sales and income focused AIP goals, established during the Committee’s February meeting, are set in consideration of a wide range of factors, including but not limited to compensation peer group performance, Company trends, analysts’ expectations, and the external environment. For 2019, the goals established for the Corporate level measures represented a 3% local currency increase in net income and sales even with 2018 for target achievement and a 9% and 2% increase versus 2018 for maximum achievement, respectively. Each of the target and maximum performance goals are determined for, and measured on, an individual unit, area, group or global basis. Cash flow goals are also established during the Committee’s February meeting, and are set to require conversion of the profit goals into cash considering differences from profit that would be expected for specifically identified factors.

The following table illustrates each of the measures used for NEO AIP awards in 2019, indicating the previous year’s performance, the 2019 threshold, target and maximum goals in absolute dollars, and the actual 2019 achievement and the measure’s payout factor. The Company did not achieve the 2019 threshold AIP goals and, accordingly, there were no payouts for 2019.

Area of Responsibility / Measure	2018 Actual Result ($M)(1)	2019 Threshold Goal ($M)	2019 Target Goal ($M)	2019 Maximum Goal ($M)	2019 Actual Result ($M)	2019 Payout Factor (0.0%)
Company
Net Income	$193.0	$196.0	$208.1	$220.2	$78.9	0.0%
Cash Flow	$101.4	$143.9	$148.5	$172.4	$75.7	0.0%
Local Currency Sales	$1,989.4	$1,948.7	$1,988.5	$2,028.2	$1,811.5	0.0%
Asia Pacific Group
Segment Profit	$168.4	$154.8	$164.6	$175.1	$126.0	0.0%
Cash Flow	$173.3	$160.1	$166.0	$175.3	$134.3	0.0%
Local Currency Sales	$658.9	$654.9	$668.3	$681.9	$585.8	0.0%

(1)	2018 results are stated at 2019 incentive program foreign exchange rates to be consistent with how 2019 goals were set.

AIP financial measurements exclude the costs, expenses or charges and related cash flow arising out of changes in accounting standards, income taxes and unusual items such as re-engineering and exit costs; dispositions of property, plant and equipment outside of the normal course of business; pension settlements; income from significant insurance recoveries; amortization and impairment of acquisition-related intangibles; and tax reform. In addition, the goals and achievement under the AIP are measured at constant foreign currency exchange rates. The adjustments to U.S. GAAP results made for incentive purposes are generally for the same items for which the Company presented its results “excluding items” in its earnings release on March 12, 2020.

2019 AIP Payouts

As noted above, the Company did not achieve its threshold AIP goals for 2019 and, accordingly, none of the NEOs received a 2019 AIP payout.

Long-Term Incentive Programs

A primary objective of the Company’s compensation program is to align executive interests with long-term shareholder value creation. The Committee believes that emphasizing long-term compensation fosters this alignment. The Company provides such compensation opportunities to NEOs in the form of annual equity incentives with the objective of supporting development and execution of long-term operational and strategic plans. In addition, in certain circumstances, such as the critical retention or promotion of an employee to an executive officer role, the Committee may also grant special “off-cycle” awards of equity, including to NEOs.

Stock-Based Incentive Programs

Prior to 2019, the Committee approved target grant values in November, with the time-based components (stock options and restricted stock units) granted in November and the performance-based component granted in the following February based on the November approved grant levels and after the Committee approved the applicable performance goals. The prior grant practice of awarding a portion of the total award in November and the remaining portion in February resulted in the equity grants being reported in different years for SEC disclosure purposes. After considering market practices and the input of the Committee’s compensation consultant, beginning in 2019, the Committee moved the timing of its annual grant approval from November to February. The Committee made this change to its grant practice in part to align its performance review and compensation decisions with the Company’s business planning cycle. In addition, because the other primary elements of compensation are established early in each year, this change aligns all compensation decisions around the same timing, allowing the Committee to consider prior year Company and individual performance in setting each of the compensation elements.

The graphic below illustrates the change in grant timing.

The consequence of this change in grant timing was that the Company did not grant any time-based equity awards as part of the annual grant in 2019, with the performance-based component granted in February 2019 representing the portion of the award approved in November 2018 to be granted in early 2019 after the performance goals were finalized. Accordingly, at its February 2019 meeting, the Committee granted relative total shareholder return and earnings per share achievement performance share units, weighted 12.5% and 37.5% of the total value of the annual equity awards approved in November 2018, respectively. The sizing of the November 2018 annual equity awards was determined by the Committee for each of the then-serving NEOs in consideration of the competitive practices described above under “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers.” At its November 2018 meeting, the Committee approved annual long-term incentive awards for each of the then-serving NEOs after consideration of their respective benchmark data, as described above under “Peer Group and Compensation Benchmarking” and “Pay Positioning for Executive Officers,” individual performance during the fiscal year and their tenure and experience within each officer’s respective roles. The NEO’s annual stock award value was then translated into awards of restricted stock units, stock options and performance share program (“PSP”) awards, weighted 25%, 25% and 50%, respectively. The February 2019 grant of performance-based shares under the PSP represents the 50% weighting of the November 2018 annual equity grant.

Performance Share Program

The Company’s executive officers and selected other management employees are eligible to participate in the Company’s PSP, a three-year stock-based performance program with annual overlapping award cycles. PSP awards represent performance share units, which result in the delivery of shares of Company common stock to participants on the achievement of key Company performance measures. Cumulative three-year goals are established, defining each measure’s achievement at a threshold, target and maximum performance level. Awards are expressed as a number of shares to be delivered for target level performance, based on achievement of these metrics. In addition, participants are eligible to receive dividends on performance share units if and when performance has ultimately been achieved and shares are earned. No shares, including related dividends, vest if achievement is less than threshold, while 150% of the target shares and the related dividends vest if achievement is equal to or above the maximum goal. The actual number of shares that vest is calculated using straight-line interpolation of results between threshold, target and maximum goals.

2019-2021 PSP Grants

All executive officers, including each of the then-serving NEOs, were granted awards in February 2019 under the 2019-2021 PSP. For the 2019-2021 PSP, performance will be measured based on achievement against EPS and relative total shareholder return (rTSR) performance goals, pertaining to 75% and 25% of the target performance share units, respectively. The threshold, target and maximum goals under the 2019-2021 PSP for EPS were established by the Committee during the first quarter of 2019. The 2019-2021 EPS target goals were deemed to be reasonably achievable with strong management performance. rTSR for the 2019-2021 PSP will be measured as achievement versus a group of companies comprised of the S&P 400 MidCap Consumer Discretionary company index plus the companies identified as the 2019 Compensation Peer Group that remain in the peer group at the end of the performance period. For Company performance at the 35th percentile, threshold shares (50% of target share units) will be earned, at the 50th percentile 100% of target share units will be earned, and at the 75th percentile or greater, maximum shares (150% of target share units) will be earned.

Consistent with the 2019-2021 PSP design, performance under the 2017-2019 PSP was measured by achievement against EPS and rTSR performance goals, pertaining to 75% and 25% of the target units, respectively. The threshold, target and maximum goals under the 2017-2019 PSP for EPS were established by the Committee during the first quarter of 2017, based on the Company’s AIP target net income goal plus amounts 7% higher for each of 2018 and 2019, after adjusting for expected share repurchases. In determining the EPS goals, the Committee assumed a number of diluted shares, which included assumptions for share repurchases during the performance period. To the extent actual diluted shares during the performance period vary from the number of diluted shares used in setting the EPS goals, the 2017-2019 PSP design limits the impact of the share variation to +/- 10 percentage points on the achievement percentage under the program. rTSR was measured as described above for the 2019-2021 PSP design, based on achievement versus the S&P 400 MidCap Consumer Discretionary company index plus the companies identified as the 2017 Compensation Peer Group, using the companies in the group both at the beginning and at the end of the performance period.

2017-2019 PSP Grant Payout

The following table illustrates the 2017-2019 PSP program’s EPS threshold, target and maximum goals, and the actual Company results as certified by the Committee at its meeting in March 2020.

Performance Share Plan Years	3-Year Aggregate Earnings Per Share				% of EPS
	Threshold	Target	Max	Result	Shares Earned
2017 – 2019	$13.82	$15.20	$16.72	$11.07	0%

In addition to achievement under the EPS goals, the Committee determined that the Company had performed at the 2nd percentile of the described peer group, which resulted in none of the performance share units associated with the rTSR performance goal being earned by participating NEOs.

Overall achievement in the 2017-2019 PSP resulted in none of the 2017-2019 PSP shares vesting. The following table details the target and the earned shares under the 2017-2019 PSP for each of the participating NEOs:

NEO (1)	Target PSP Units Awarded	Actual PSP Shares Earned
Asha Gupta	4,538	0
Karen M. Sheehan	2,724	0
Patricia (Tricia) A. Stitzel(2)	6,353	0
Michael S. Poteshman (2)	7,033	0
E.V. (Rick) Goings (2)	45,372	0

(1)	Messrs. O’Leary and Hewett and Ms. Harris were appointed as executive officers after the 2017-2019 PSP grant date and, therefore, did not receive a PSP grant in 2017.

(2)

In connection with their separations, Ms. Stitzel and Mr. Goings each were eligible for retirement vesting with respect to the 2017-2019 PSP. In connection with his separation, Mr. Poteshman forfeited his 2017-2019 PSP shares.

New Hire and Retention Restricted Stock Units

Restricted stock unit awards represent a right to receive shares of common stock at the end of a specified vesting period based on continued service. The Committee believes that the use of restricted stock units supports its compensation philosophy as they are considered a valuable tool in the attraction and retention of critical talent. In connection with her commencement of employment, Ms. Harris received a restricted stock unit award with a grant date fair value of $450,004, which will cliff vest on the third anniversary of the grant date. In connection with his appointment to the position of Interim CEO, Mr. O’Leary received a new hire restricted stock unit award with a grant date fair value of $1,000,008, which will cliff vest on the one-year anniversary of the grant date. The Committee determined the size of these new hire awards after considering market data and the input of the Committee’s independent compensation consultant. Neither Mr. O’Leary nor Ms. Harris received a 2019 PSP award. In addition, in August 2019, the Committee approved special, one-time retention restricted stock unit awards for Ms. Harris and Ms. Sheehan with an aggregate grant date fair value of $150,004 and $120,000, respectively, which will vest on the one-year anniversary of the grant date. These awards were made in recognition of the critical role these executive officers serve at the Company and as an additional retentive device.

Management Transition Compensation Arrangements

As noted above, during 2019, the Company experienced several changes in key management positions. Compensation decisions made in connection with such management transitions were determined based on market data, input from the Committee’s independent compensation consultant, compensation received at prior employers or predecessors within the Company in the case of new hires and the negotiations of the parties.

CEO Transition

In connection with his appointment to the position of Interim CEO on November 12, 2019, the Company and Mr. O’Leary entered into an Interim CEO Agreement, pursuant to which he will receive an annual base salary of $1,000,000, an annual target bonus opportunity of $1,150,000, and the “sign-on” restricted stock unit award discussed above with a grant date value of $1,000,008 that will cliff vest on the one year anniversary of the grant date, or upon an earlier qualifying termination of employment. As discussed above, Mr. O’Leary did not receive a payout with respect to the 2019 annual bonus program. Mr. O’Leary is also a member of the Board but received no compensation for his Board service after he was appointed Interim CEO.

In connection with her departure from the Company on November 11, 2019, Ms. Stitzel entered into a Separation Agreement and Release of All Claims (the “Separation Agreement”), pursuant to which she will be entitled to the following benefits: (i) severance of $1,983,279, payable in installments over twenty-eight months; (ii) a car allowance of $30,000, payable in installments over twenty-four months; (iii) the opportunity to earn a 2019 annual bonus based on actual performance; (iv) executive transition services for a period of twelve months; (v) payment of COBRA premiums for up to eighteen months; and (vi) reimbursement for up to $5,500 of financial planning services for the tax year 2019. The Separation Agreement contains provisions concerning non-competition, confidentiality and covenants not to solicit or disparage, and to cooperate with the Company. In addition, in light of Ms. Stitzel’s long-term service to the Company and the fact that she would become retirement eligible for purposes of the accelerated vesting of outstanding equity awards with an additional six months of service, the Committee approved early retirement treatment of Ms. Stitzel’s outstanding equity awards. Ms. Stitzel also entered into a consulting agreement to support the leadership transition through December 31, 2019, pursuant to which she received a consulting fee of $125,000 paid in a lump-sum at the end of the consulting period.

CFO Transition

In connection with the appointment of Ms. Harris to the position of Executive Vice President and Chief Financial Officer, the Committee approved a starting base salary of $500,000, a sign-on cash bonus of $100,000 payable after six months, and an annual cash incentive program target under the 2019 Annual Incentive Program of 75% of her base salary, effective upon her start date. In addition, as discussed above, the Committee approved a special restricted stock unit award to Ms. Harris with an aggregate grant date fair value of $450,004, which will cliff vest on the three-year anniversary of the grant date. To assist in the orderly transition of his role to Ms. Harris, Mr. Poteshman provided consulting services to the Company through September 30, 2019, with a monthly consulting fee of $20,000.

Executive Chairman

As noted above, Mr. Goings retired as an employee of the Company in May 2019. In connection with his retirement, Mr. Goings did not receive any cash severance benefits and, pursuant to the terms of the Company’s outstanding award agreements, Mr. Goings forfeited all unvested RSUs that were granted prior to 2018 and his remaining outstanding equity awards will continue to vest in accordance with the agreements’ retirement vesting treatment.

New CEO and Executive Vice Chairman Arrangements

In connection with his appointment to the position of President and Chief Executive Officer, Mr. Fernandez and the Company entered into a letter agreement, dated March 11, 2020, the material terms of which are summarized below.

Base Salary	$900,000
Annual Bonus Target	115% of year-end salary
Sign on Bonus	$500,000, payable as promptly as practicable following April 6, 2021, subject to continued employment with the Company through April 6, 2021.
Equity Awards
Inducement Performance Share Units	PSUs covering 200,000 shares of Company common stock, vesting upon the later of April 6, 2023 and the thirtieth consecutive trading day, occurring on or prior to April 6, 2025, on which the closing price of Company common stock exceeds $4.00, subject to continued service through the applicable vesting date.
Inducement 2020 Long-Term Incentive Awards	2020 Long-Term Incentive Awards having a grant date value of $1,500,000, 60% of which will be in the form of PSUs that cliff vest on April 6, 2023, subject to continued employment through the vesting date and satisfaction of the applicable performance goal(s), and 40% of which will be in the form of RSUs that will vest in equal installments on April 6, 2021, 2022 and 2023, subject to continued employment through the applicable vesting date.
Employee Benefits	Participation in employee benefit plans and programs that are made available to similarly situated executives of the Company, including relocation benefits under applicable Company policies and, during the period prior to Mr. Fernandez’ receipt of his U.S. work permit, an annual allowance of $20,000 for Mr. Fernandez to visit his family in the United Kingdom.

In connection with his appointment to the position of Executive Vice Chairman, Mr. Goudis and the Company entered into a letter agreement, dated March 11, 2020, the material terms of which are summarized below.

Base Salary	$500,000

Annual Bonus Target	75% of year-end salary

Equity Awards
Inducement Performance Share Units

PSUs covering 800,000 shares of Company common stock, divided among six performance based “Tranches” that will vest upon the later of March 12, 2023 and the thirtieth consecutive trading day, occurring on or prior to March 12, 2025, on which the closing price of Company common stock exceeds the “Applicable Stock Price Hurdle” set forth in the table below, subject to continued service with the Company (including service as a member of the Board) through the applicable vesting date.

	PSU Award Tranche	Applicable Stock Price Hurdle
	400,000	$4.00

	80,000	$5.00 (25% increase over $4.00)
	80,000	$6.25 (25% increase over $5.00)

	80,000	$7.81 (25% increase over $6.25)
	80,000	$9.77 (25% increase over $7.81)

	80,000	$12.21 (25% increase over $9.77)

Inducement Option

An option to purchase 1,000,000 shares of Company common stock, with a per share exercise price equal to 115% of the closing price of Company common stock on March 12, 2020 and a ten-year term, that will vest March 12, 2023, subject to continued service (including service as a member of the Board) through the vesting date.

Employee Benefits	Participation in employee benefit plans and programs that are made available to similarly situated executives of the Company, including relocation benefits under applicable Company policies.

Each of Messrs. Fernandez and Goudis have entered into a Change of Control Employment Agreement with the Company providing for the following compensation and benefits upon a termination without cause or for good reason during the twenty-four months following a change of control of the Company:

•	cash severance equal to two and one half times the sum of his (1) annual base salary and (2) target annual bonus;

•	a pro-rated annual bonus at target for the portion of the year in which the employment termination occurs;

•	health and welfare benefits coverage during the thirty months following employment termination; and

•	a one-time payment for outplacement services of up to $50,000.

The Change of Control Employment Agreement for each of Messrs. Fernandez and Goudis prohibits the executive from competing against the Company or soliciting its employees during the one year period following termination of employment.

Please see the “Potential Payments Upon Termination or Change in Control” section of this proxy statement, beginning on page 47, for further information regarding separation benefits payable in connection with the 2019 management transition.

Other Elements of Total Compensation

The Company provides each NEO with retirement benefits, health and welfare benefits, limited perquisites and expatriate and relocation benefits, which collectively form an integral part of an NEO’s market competitive total compensation package.

Retirement and Savings Plans

Retirement plans for NEOs based in the United States include a qualified base retirement (defined benefit) plan that was frozen in 2005, a qualified retirement savings (401(k)) plan and a supplemental retirement plan (defined benefit portion frozen in 2005). Pursuant to the Company’s Executive Deferred Compensation Plan, certain executives including NEOs based in the United States may defer compensation. Ms. Gupta and Mr. Hewett also participate in the Global Benefits Plan, described on page 46 below, that provides retirement benefits for designated employees who cannot fully participate in other benefit plans due to the nature of their career assignments or job status.

The former Executive Chairman participated in a supplemental executive retirement program (“SERP”), which was implemented in 2003. An important retention element of the Executive Chairman’s total compensation in years past, the SERP program reached its maximum service limit when Mr. Goings surpassed 20 years of service during 2012. In connection with his retirement from the Company, Mr. Goings’ SERP balance, reduced by benefits under the qualified defined benefit plan, the defined benefit portion of the Supplemental Plan, the Company contributions to the qualified 401(k) plan and the Company contributions to the defined contribution portion of the Company’s Supplemental Plan, was paid to Mr. Goings in a lump sum following his retirement from the Company.

These plans are discussed in detail in the “Pension Benefits” and “2019 Non-Qualified Deferred Compensation” sections below.

Health and Welfare Plans

The Company offers group health and welfare benefits to the NEOs, which are generally provided to a broad base of employees. Health and welfare benefits include group medical, dental, and disability and basic life insurance. For executive officers elected prior to January 1, 2011, the Company maintains an executive life insurance program that provides an additional coverage amount equal to one year’s salary capped at $700,000. Executive officers elected after that date are not eligible for this benefit. Prior to their separations, Messrs. Goings and Poteshman were each eligible for this benefit. None of the other NEOs are eligible for this life insurance benefit.

Perquisites

The Company provides executive officers with a limited number of perquisites that the Committee believes are consistent with competitive market practice. For 2019, perquisites provided included a car allowance; executive physical; matching contributions on certain charitable gifts; financial and tax planning; and, for certain NEOs, country club membership dues which were discontinued in 2019. In connection with his retirement and in recognition of his more than 25 years of service with the Company, Mr. Poteshman received a trip from the Company as a retirement gift.

Expatriate, Assignment & Relocation Benefits

During 2019, Ms. Gupta received a relocation allowance for her relocation to the United States as well as home leave, housing and dependent schooling allowances. In his role as Group President, Asia Pacific, Mr. Hewett receives a monthly dependent schooling allowance. These benefits are consistent with the Company’s mobility policies. Benefits available in conjunction with various types of employee assignments can include goods and services allowances, housing, income taxes, relocation benefits, home leave, language training, immigration fees, and other items that may be considered on a case-by-case basis. These benefits are included in the “All Other Compensation” amount in the 2019 Summary Compensation Table, on page 37 below.

Change-in-Control Agreements

The Company has entered into change-in-control agreements with certain of its officers, including the NEOs, which serves to attract and retain executives by providing a competitively designed element of executive compensation. In the event of a change-in-control, these agreements provide benefits in lieu of the benefits offered under the Company’s severance policy generally applicable to employees. Change-in-control agreements have been entered into due to the Committee’s desire to provide, in the event of a threatened change-in-control, adequate retention devices to assure that senior management remains focused on business operations through the conclusion of a change-in-control transaction.

In 2019, the Company adopted a new form of change-in-control agreement effective for individuals appointed to executive officer positions on or after January 1, 2019 (including Ms. Harris), which reduced the severance multiple from 3x base salary and AIP target to 2x base salary and AIP target for each of the NEOs other than the CEO. The Company further modified its form of change-in-control agreement effective for individuals appointed to executive officer positions on or after May 22, 2019, which, among other administrative changes, modified the health and welfare continuation from 36-months to 24-months for NEOs other than the CEO, and eliminated the 12-months of executive perquisite continuation. These changes were made after considering market practices and the input from the Committee’s independent compensation consultant. These change-in-control agreements do not provide for any tax gross-ups and, accordingly, none of our NEOs are entitled to tax gross-up payments.

See “Change-in-Control Payments” on page 47 below, for additional discussion on change-in-control agreements.

Other Compensation Practices

Stock Ownership and Holding Requirements

The Committee requires all NEOs to acquire and hold an amount of Company stock with a value equal to a specified multiple of the NEO’s annual salary. The required ownership multiple for the Interim CEO is six times annual salary, and the multiple for the other NEOs is two or three times annual salary. If an NEO does not hold shares with a value at least equal to their required multiple of salary, at least 50% of the after-tax value of future received shares, net of the amount of any strike price, is required to be held until the requisite ownership level requirement is satisfied. The intention of the holding requirement is to provide a process for officers to reach their holding requirement when newly hired, newly promoted, or when fluctuations in the stock price or salary cause the value of their holdings to go below the required level, not due to an action he or she has taken. Provided an officer is complying with such holding requirement, he or she will not be considered to be out of compliance even if not at their full ownership level.

Shares held for the purpose of measuring ownership include those that would be awarded under outstanding performance share programs if forecast performance is achieved, as well as shares associated with unvested RSUs. As of December 28, 2019, all continuing NEOs were in compliance with the Company’s stock ownership requirements.

The following table illustrates the equity program shares used to measure stock ownership requirements:

Private Ownership	Unvested Restricted Stock Units	Performance Share Programs (at forecast)	Stock Options
Yes	Yes	Yes	No

Anti-Hedging and Pledging Policies

The Company’s stock trading policy prohibits executive officers from entering into hedging transactions that are intended to offset, in whole or in part, the economic risks associated with the ownership of Company stock. Types of hedging transactions prohibited under the Company’s stock trading policy, include, but are not limited to, selling short in Company securities and trading in exchange traded derivative instruments, such as puts, calls, spreads, straddles, etc. related to the Company’s securities. The Company’s stock trading policy also prohibits executive officers from holding Company securities in a margin account or pledging Company securities as collateral for a loan without seeking pre-clearance from the Chief Legal Officer.

Recapture of Awards and Payments

The Company has a “clawback” policy that permits the Company to recover previous cash payments, deferrals of cash payments, or deliveries of common stock of the Company that were made pursuant to any incentive compensation award, including any discretionary award, in the event it is determined that the Company’s previously reported financial results have been misstated due to the error, omission, fraud or other misconduct of an employee of the Company or any of its subsidiaries, including a misstatement that leads to a restatement of previously issued financial statements. Whether the misstatement is significant enough to trigger a recovery is in the sole discretion of the Committee, using good faith. The Company may recover all or any portion of any award made to any participant with respect to a fiscal year of the Company when employee actions resulted in misstated financial information that formed the basis for the award. The maximum amount subject to recovery from a participant shall be the amount by which the affected award exceeded the amount that would have been payable had the financial information been initially prepared as adjusted to correct for the employee actions, or any lesser amount that the Committee may determine; provided, however, that in the case of a discretionary award, the Committee may make such determination as to the amount of any repayment it deems to have been based upon financial results that would have been adjusted to correct such employee actions, up to the total amount of the discretionary award. All “clawback” recoveries shall be in accordance with New York Stock Exchange listing requirements as may be promulgated from time to time. In 2019, no such triggering event or recovery occurred with respect to any of the NEOs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Cloninger (Chairperson), Mses. Cameron, Crofton and Hynes and Mr. Martinez were members of the Committee during 2019. None of the members of the Committee is or has been an executive officer of the Company, nor did any of them have any relationships requiring disclosure by the Company under Item 404 of SEC Regulation S-K. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of the Company or member of the Compensation Committee during 2019.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Committee, other than Mauro Schnaidman, has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Mr. Schnaidman joined the Committee after the completion of the Compensation Discussion and Analysis. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the 2019 fiscal year-end and this 2020 proxy statement.

Compensation and Management Development Committee

Kriss Cloninger III, Chairperson

Susan M. Cameron

Meg Crofton

Aedhmar Hynes

Angel R. Martinez

2019 SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation of each of the Company’s Named Executive Officers (NEOs), including each individual who served as the Company’s Chief Executive Officer or Chief Financial Officer during 2019, for the years ended December 28, 2019, December 29, 2018 and December 30, 2017.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)(8)
Christopher D. O’Leary Interim CEO(9)	2019	111,594	0	1,000,008	0	0	0	5,915	1,117,517
Cassandra (Sandra) E. Harris EVP and CFO(9)	2019	381,309	100,000	600,008	0	0	0	161,226	1,242,543
Asha Gupta (10) EVP and Chief Strategy & Marketing Officer	2019	505,580	0	250,013	0	0	0	315,661	1,071,254
	2018	461,220	0	400,101	125,006	0	0	248,398	1,234,725
	2017	444,286	0	275,060	225,006	252,884	0	259,658	1,456,894
Justin Hewett Group President, Asia Pacific(11)	2019	467,049	0	200,029	0	0	0	157,566	824,644
Karen M. Sheehan EVP, CLO & Secretary	2019	400,557	0	370,013	0	0	0	52,198	822,768
Patricia (Tricia) A. Stitzel Former Chairman & CEO(9)	2019	769,682	0	1,362,634	138,077	0	28,988	390,301	2,689,682
	2018	748,080	0	1,620,183	1,125,011	0	0	144,971	3,638,245
	2017	520,275	0	385,072	405,010	314,576	15,902	142,817	1,783,652
Michael S. Poteshman(9) Former EVP and CFO	2019	147,483	0	412,539	0	0	43,340	245,823	849,185
	2018	544,552	0	660,050	206,254	0	0	102,411	1,513,268
	2017	530,940	0	426,288	371,254	308,275	30,984	112,376	1,780,117
E.V. (Rick) Goings(9) Chairman Emeritus and Former Executive Chairman	2019	214,048	0	1,000,024	0	0	82,785	47,247	1,344,104
	2018	704,328	0	3,250,102	500,005	0	0	182,442	4,636,877
	2017	1,024,690	0	2,750,111	2,250,004	964,701	0	258,258	7,247,764

(1)

Includes amounts held in the Retirement Savings Plan that were deferred pursuant to Section 401(k) of the Code, and amounts deferred under the Executive Deferred Compensation Plan, as well as Code Section 125 contributions to the Flexible Benefits Plan.

(2)	The amount disclosed for Ms. Harris for 2019 consists of her sign-on bonus as discussed further in the CD&A.

(3)

Amounts represent the aggregate grant date fair value of stock awards made during the fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The awards included in this column for 2019 include: (a) PSP shares subject to performance conditions, which are reported based on probable achievement of the underlying performance conditions at the time of grant, (b) restricted stock units granted to Mses. Harris and Sheehan in August 2019 as part of a one-time retention award with a grant date fair value of $150,004 and $120,000, respectively, (c) restricted stock units granted to Ms. Harris upon her appointment to Executive Vice President and Chief Financial Officer, which had a grant date fair value of $450,004, and (d) restricted stock units granted to Mr. O’Leary upon his appointment to the position of Interim Chief Executive Officer, which had a grant date fair value of $1,000,008. The amount included in 2019 for Ms. Stitzel reflects the incremental fair value associated with modifications to her outstanding stock awards in 2019 totaling $112,624, and does not reflect a new grant. As noted in the CD&A, in 2019, in light of Ms. Stitzel’s long-term service with the Company and the fact that she would be retirement-eligible with an additional six-months of service, the Committee modified certain of her outstanding equity awards to provide for early retirement treatment. Assuming that the highest level of performance conditions were to be achieved, for fiscal year 2019, the grant date fair value for each NEO’s PSP award would be as follows: Ms. Gupta: $375,019; Mr. Hewett: $300,043; Ms. Sheehan: $375,019; Ms. Stitzel: $1,875,015; Mr. Poteshman: $618,809; and Mr. Goings: $1,500,036. Mr. O’Leary and Ms. Harris were hired after the 2019-2021 PSP award grant date and, accordingly, did not receive grants under the 2019-2021 PSP. The assumptions used in the valuations may be found in Note 15 of the Company’s 2019 Annual Report on Form 10-K.

(4)

There were no stock option grants made in 2019. The amount included in 2019 for Ms. Stitzel reflects the incremental fair value associated with modifications to her outstanding option awards in 2019 totaling $138,077, and does not reflect a new grant. As noted in the CD&A, in 2019, in light of Ms. Stitzel’s long-term service with the Company and the fact that she would be retirement-eligible with an additional six-months of service, the Committee modified certain of her outstanding equity awards to provide for early retirement treatment.

(5)	There were no payouts made under the Company’s AIP for 2019 performance. Due to his November 2019 hire date, Mr. O’Leary was not eligible to participate in the Company’s 2019 AIP.

(6)

Amounts represent the actuarial change in the present value of the NEO’s benefit under the Company’s pension plans determined using interest rate and mortality rate assumptions consistent with those used in determining the amounts in the Company’s financial statements. The Company’s U.S. plan was frozen in 2005. Mr. O’Leary and Mses. Harris and Sheehan were hired after the plan freeze date and therefore are not eligible to participate in the Company’s pension plans. Ms. Gupta was not a participant in the pension plan prior to the plan freeze date.

Ms. Gupta became a participant in the qualified 401(k) plan upon her transfer to the U.S. and became ineligible for the Global Benefits Plan. Mr. Hewett is not a participant in the U.S. plans; instead, he is a participant in the Global Benefits Plan. The following table includes the change in the actuarial present value of the eligible NEOs’ benefits, by plan:

Name	Qualified Base Retirement Plan	Non-Qualified Defined Benefit Supplemental Plan	Supplemental Executive Retirement Plan (SERP)
Patricia (Tricia) A. Stitzel	$27,559	$1,429	n/a
Michael S. Poteshman	43,340	*	n/a
E.V. (Rick) Goings	82,785	*	*

*

In connection with his retirement from the Company, Mr. Goings’ SERP balance, reduced by benefits under the Company’s qualified defined benefit plan, the defined benefit portion of the Company’s Supplemental Plan, the Company contributions under the qualified 401(k) plan, and Company contributions under the defined contribution portion of the Company’s Supplemental Plan, was paid to Mr. Goings following his retirement in the amount of $7,168,568. In addition, Mr. Goings’ defined benefit portion of the supplemental plan was paid to Mr. Goings following his retirement in the amount of $3,154,740. In connection with his retirement, Mr. Poteshman’s defined benefit portion of the supplemental plan was paid to Mr. Poteshman following his retirement in the amount of $55,838.

(7)

For 2019, the “All Other Compensation” column includes amounts related to executive perquisites provided by the Company, which may include executive physical, club dues (which were discontinued in 2019), company car, financial and tax services, life insurance premiums and contributions provided by the Company pursuant to either the Tupperware Brands Corporation Retirement Savings Plan and/or the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan. In addition, for Ms. Stitzel, this column also includes severance payments, COBRA premiums received, consulting fees and PTO payout at termination. For Mr. Poteshman, this column also includes consulting fees received from his retirement through September 30, 2019 and PTO payout at termination. Please see the “Management Transition Compensation Arrangements” section of the CD&A for further information regarding the compensation paid to Ms. Stitzel and Mr. Poteshman in connection with their departures. The following table details each of the applicable amounts included in the 2019 Summary Compensation Table under the heading “All Other Compensation”.

Prior to her relocation to the United States on July 15, 2019, Ms. Gupta received monthly assignment benefits in 2019 of (i) $11,164 for housing and (ii) $552 for home leave. Following her relocation to the United States, Ms. Gupta receives monthly assignment benefits of $7,000 for housing and $2,000 for home leave. She also received $1,562 as a reimbursement for dependent schooling and a $10,000 relocation allowance paid upon her arrival to the United States in 2019, each of which is included in the chart below. Mr. Hewett receives a $5,905 monthly dependent schooling allowance. Ms. Gupta received $16,066 for related tax reimbursements. This benefit is valued based on the aggregate incremental cost to the Company and represents the amounts paid directly to, or on behalf of, the NEO.

Mr. O’Leary and Ms. Harris received relocation benefits in connection with their relocation to Orlando, Florida. Mr. O’Leary received relocation benefits in 2019 of $2,800 for temporary housing and $3,115 for transportation and airfare. Ms. Harris received $39,212 as a reimbursement for the closing costs related to the sale of her home, $76,242 for costs associated with her purchase of a home and temporary living benefits and $26,388 for related tax reimbursements. This benefit is valued based on the aggregate incremental cost to the Company and represents the amounts paid directly to, or on behalf of, the NEO.

As noted in the CD&A, Mr. Poteshman received a Company trip as a retirement gift in recognition of his over 25 years of service as well as a related tax reimbursement for such gift.

Item	Christopher D. O’Leary	Cassandra (Sandra) E. Harris	Asha Gupta*	Justin Hewett*	Karen M. Sheehan	Patricia (Tricia) A. Stitzel	Michael S. Poteshman	E.V. (Rick) Goings
Club Dues	$—	$—	$18,673	$—	$—	$29,397	$—	$24,174
Car Allowance / Transportation Allowance	—	9,900	45,599	17,848	13,200	15,000	3,300	5,871
Gifts Received	—	—	—	—	—	—	23,953	—
Financial / Tax Services	—	—	25,989	12,456	760	—	1,156	—
Overseas Assignment Benefits	—	—	85,525	70,863	—	—	—	—
Relocation Benefits	5,915	115,454	107,764	—	—	—	—	—
DC Portion of the TW Retirement Savings Plan Company Contribution	—	1,800	11,409	—	23,871	23,871	11,416	16,902
DC Portion of the TW Supplemental Plan Company Contributions	—	7,684	—	—	10,108	50,017	9,000	—
DC Contribution to the Global Benefits Plan	—	—	4,636	56,399	—	—	—	—
Executive Physical	—	—	—	—	4,259	3,242	—	—
Life Insurance Premiums	—	—	—	—	—	—	189	300
Consulting Fees	—	—	—	—	—	125,000	158,380	—
Severance and COBRA Benefits	—	—	—	—	—	68,582	—	—
Accrued PTO	—	—	—	—	—	75,192	29,843	—
Tax Reimbursements	—	26,388	16,066	—	—	—	8,586	—

All Other Compensation	$5,915	$161,226	$315,661	$157,566	$52,198	$390,301	$245,823	$47,247

*	Ms. Gupta and Mr. Hewett’s Overseas Assignment Benefits paid locally converted to U.S. dollars from Singapore dollars using the 2019 year-end exchange rate of 0.74 Singapore dollars per U.S. dollar.

(8)

Excluded from this table is Mr. O’Leary’s compensation for his service as a non-employee director prior to his appointment to the position of Interim Chief Executive Officer and Mr. Goings’ compensation for his service as a non-employee director following his retirement from employment with the Company. Please see the “2019 Director Compensation Table” for the compensation Messrs. O’Leary and Goings received in such capacity.

(9)

Mr. O’Leary was appointed to the position of Interim Chief Executive Officer on November 11, 2019 following Ms. Stitzel’s separation from the Company. Ms. Harris was appointed to the position of Executive Vice President and Chief Financial Officer on April 1, 2019 following Mr. Poteshman’s retirement from the Company. Mr. Goings retired from employment with the Company on May 22, 2019 and retired from the Board on February 19, 2020.

(10)

Prior to her relocation to the United States in July, 2019, Ms. Gupta’s base salary was paid in Singapore dollars and has been converted to U.S. dollars using the 2019 year-end exchange rate of 0.74 Singapore dollars per U.S. dollar. Ms. Gupta’s base salary and compensation information for 2018 and 2017 is illustrated in U.S. dollars using the year-end exchange rates of 0.73 and 0.75 Singapore dollars per U.S. dollar for 2018 and 2017, respectively.

(11)	Mr. Hewett’s base salary and compensation information is illustrated in U.S. dollars using the 2019 year-end exchange rate of 0.74 Singapore dollars per U.S. dollar.

2019 GRANTS OF PLAN-BASED AWARDS

The following table sets forth grants of non-equity performance-based awards and equity-based compensation awards made to the NEOs during 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name and award program	Grant Date	Threshold	Target	Maximum	Threshold #	Target #	Maximum #
Christopher D. O’Leary
Restricted Stock Units	11/12/2019							105,264			1,000,008
Cassandra (Sandra) E. Harris
Annual Incentive Program	n/a	140,625	281,250	562,500
Restricted Stock Units	4/1/2019							17,442			450,004
Restricted Stock Units	8/7/2019							9,709			150,004
Asha Gupta
Annual Incentive Program	n/a	144,000	288,000	576,000
rTSR-Based PSP Award	2/20/2019				1,153	2,305	3,458				62,512
EPS-Based PSP Award	2/20/2019				3,034	6,068	9,102				187,501
Justin Hewett
Annual Incentive Program	n/a	128,170	256,339	512,678
rTSR-Based PSP Award	2/20/2019				922	1,844	2,766				50,009
EPS-Based PSP Award	2/20/2019				2,428	4,855	7,283				150,020
Karen M. Sheehan
Annual Incentive Program	n/a	120,000	240,000	480,000
rTSR-Based PSP Award	2/20/2019				1,153	2,305	3,458				62,512
EPS-Based PSP Award	2/20/2019				3,034	6,068	9,102				187,501
Restricted Stock Units	8/7/2019							7,767			120,000
Patricia (Tricia) A. Stitzel
Annual Incentive Program	n/a	422,957	845,913	1,691,826
rTSR-Based PSP Award	2/20/2019				5,762	11,523	17,285				312,504
EPS-Based PSP Award	2/20/2019				15,170	30,340	45,510				937,506
Modified Stock Options(5)									69,736		138,077
Modified Stock Awards(5)									9,157		112,624
Michael S. Poteshman
rTSR-Based PSP Award	2/20/2019				1,902	3,803	5,705				103,137
EPS-Based PSP Award	2/20/2019				5,007	10,013	15,020				309,402
E.V. (Rick) Goings
Annual Incentive Program	n/a	96,154	192,308	384,615
rTSR-Based PSP Award	2/20/2019				4,610	9,219	13,829				250,019
EPS-Based PSP Award	2/20/2019				12,136	24,272	36,408				750,005

(1)

Represents the range of possible future payouts under the AIP. For Mr. Hewett, the amount has been converted to U.S. dollars at an exchange rate of 0.74 Singapore dollars per U.S. dollar. Due to his November 2019 hire date, Mr. O’Leary did not participate in the 2019 AIP. Ms. Stitzel was eligible to receive a full AIP award pursuant to the terms of her separation agreement. Although Mr. Goings retired from his role as CEO effective May 22, 2019, because he satisfied the age and service requirements of the AIP, he was eligible to receive a pro-rated AIP award for the time he was an employee of the Company during 2019.

(2)

Represents the number of performance share units awarded under the 2019-2021 Performance Share Program, which may vest subject to either relative total shareholder return (rTSR) or earnings per share (EPS) goals over the 2019-2021 performance period, as described under the heading “Performance Share Program” above.    Pursuant to the retirement vesting provisions included in the award agreements, Mr. Goings remains eligible to vest in a prorated portion of these awards based on actual performance and his service during the performance period prior to his retirement. Ms. Stitzel and Mr. Poteshman forfeited these awards upon their retirement.

(3)

Represents restricted stock units awarded under the either the 2016 Incentive Plan or the 2019 Incentive Plan. Mr. O’Leary’s November 12, 2019 award and Mses. Harris and Sheehan’s August 7, 2019 awards, each awarded under the 2019 Incentive Plan, vest on the one-year anniversary of the grant date, subject to the recipient’s continued service through the vesting date. Ms. Harris’ April 1, 2019 award, awarded under the 2016 Incentive Plan, vests on the third-anniversary of the grant date.

(4)

Reflects the aggregate grant date fair value of the award determined pursuant to FASB ASC Topic 718 and, for awards subject to performance-based conditions, is calculated based on the probable achievement level of the underlying performance conditions.

(5)

As noted in the CD&A, in 2019, in light of Ms. Stitzel’s long-term service with the Company and the fact that she would be retirement-eligible with an additional six-months of service, the Committee modified certain of her outstanding equity awards to provide for early retirement treatment. The amounts reported in this row reflect the number of shares subject to the equity award that was impacted by the modification as well as the incremental fair value associated with modifications to her outstanding equity awards, and do not reflect a new grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2019

The following table provides information regarding outstanding equity awards held by each of the NEOs as of December 28, 2019, incorporating the closing Company stock price on the last trading day of the fiscal year of $8.22 per share.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Christopher D. O’Leary(2)						105,264	(1)	865,270
Cassandra (Sandra) E. Harris						17,442	(3)	143,373
						9,709	(4)	79,808
Asha Gupta	3,200	0		61.03	11/07/22
	4,720	0		86.32	11/06/23
	11,886	0		63.98	11/05/24
	17,229	0		55.55	11/12/25
	21,088	0		58.90	11/17/26
	14,313	7,157	(5)	58.21	11/01/27
									542	(6)	4,455
									2,042	(6)	16,785
									3,034	(7)	24,939
									1,153	(7)	9,478
	7,110	14,222	(8)	37.16	10/31/28
						2,243	(9)	18,437
Justin Hewett	8,435	0		58.90	11/17/26
	5,725	2,863	(5)	58.21	11/01/27
	5,688	11,377	(8)	37.16	10/31/28
						2,557	(10)	21,019
						630	(11)	5,179
						5,558	(12)	45,687
						1,795	(9)	14,755
									2,428	(7)	19,958
									922	(7)	7,579
Karen M. Sheehan	2,377	0		66.56	11/30/24
	4,911	0		55.55	11/12/25
	12,653	0		58.90	11/17/26
	14,313	7,157	(5)	58.21	11/01/27
	7,110	14,222	(8)	37.16	10/31/28
						3,801	(13)	31,244
									542	(6)	4,455
									2,042	(6)	16,785
						2,243	(9)	18,437
						7,767	(4)	63,845
									3,034	(7)	24,939
									1,153	(7)	9,478
Patricia (Tricia) A. Stitzel	1,534	0		47.31	11/03/20
	2,767	0		54.92	11/15/21
	4,300	0		61.03	06/04/22
	4,720	0		86.32	06/04/22
	11,886	0		63.98	06/04/22
	17,229	0		55.55	06/04/22
	29,523	0		58.90	06/04/22
	38,646	0	(14)	58.21	06/04/22
	69,736	0	(14)	47.05	06/04/22
	71,104	0	(14)	37.16	06/04/22
Michael S. Poteshman	21,450	0		54.92	03/31/21
	23,850	0		61.03	03/31/21
	11,800	0		86.32	03/31/21
	17,829	0		63.98	03/31/21
	25,843	0		55.55	03/31/21
	32,686	0		58.90	03/31/21
	23,616	0	(5)	58.21	03/31/21
	11,732	0	(8)	37.16	03/31/21

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
E.V. (Rick) Goings(2)	139,900	0		47.31	11/03/20
	122,650	0		54.92	11/15/21
	127,300	0		61.03	11/07/22
	69,460	0		86.32	11/06/23
	115,293	0		63.98	11/05/24
	167,114	0		55.55	05/22/25
	210,872	0		58.90	05/22/25
	143,130	71,565	(5)	58.21	05/22/25
								2,407	(6)	19,786
								9,075	(6)	74,597
								1,349	(7)	11,089
								513	(7)	4,217
	28,441	56,884	(8)	37.16	05/22/25
(1)	These restricted stock units vest on November 12, 2020.

(2)

Excluded from this table are the RSU grants that Messrs. O’Leary and Goings received for their service as non-employee directors. Please see the “2019 Director Compensation Table” for the compensation Messrs. O’Leary and Goings received in such capacity. Mr. Goings forfeited these restricted stock unit awards upon his separation from the Board.

(3)	These restricted stock units vest on April 1, 2022.

(4)	These restricted stock units vest on August 7, 2020.

(5)

Options will vest on November 2, 2020. Mr. Poteshman retired on March 31, 2019 and pursuant to the early retirement provisions in the award agreement, vested in the portion of this award that vested on November 1, 2019, with exercisability through March 31, 2021 for his outstanding option awards, unless the award has an expiration date prior to such date. In accordance with the retirement vesting provisions included in the option award agreement, Mr. Goings continues to vest in this award following his retirement, with exercisability through May 22, 2015.

(6)

Performance share units pursuant to the 2018 - 2020 Performance Share Program; value illustrated at 50% of target achievement, the threshold vesting level under the program. Mr. Goings’ awards will vest based on actual performance and prorated for his service during the performance period.    Ms. Stitzel’s and Mr. Poteshman’s awards were forfeited upon their departures on November 11, 2019 and March 31, 2019, respectively.

(7)

Performance share units pursuant to the 2019-2021 Performance Share Program; value illustrated at 50% of target achievement, the threshold vesting level under the program. Mr. Goings’ awards will vest based on actual performance and prorated for his service during the performance period. Ms. Stitzel’s and Mr. Poteshman’s awards were forfeited upon their departures on November 11, 2019 and March 31, 2019, respectively.

(8)

Options vest in two equal annual installments beginning November 1, 2020. Mr. Poteshman retired on March 31, 2019 and pursuant to the early retirement provisions in the award agreement, vested in the portion of this award that vested on November 1, 2019, with exercisability through March 31, 2021 for his outstanding option awards, unless the award has an expiration date prior to such date. In accordance with the retirement vesting provisions included in the option award agreement, Mr. Goings continues to vest in this award following his retirement, with exercisability through May 22, 2015.

(9)	Restricted stock units will vest in two equal annual installments beginning November 1, 2020.

(10)	These restricted stock units vest on September 1, 2020.

(11)	Restricted stock units will vest on November 2, 2020.

(12)	These restricted stock units vest on August 1, 2021.

(13)	These restricted stock units vest on January 2, 2020.

(14)

Vesting of Ms. Stitzel’s option award was accelerated from May 9, 2021 to her separation date, November 11, 2019, with exercisability through June 4, 2022, in accordance with the early retirement treatment of her equity awards, approved by the Committee.

OPTION EXERCISES AND STOCK VESTED IN 2019

The following table sets forth stock option exercises and stock awards that vested for the NEOs during the year ended December 28, 2019.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Christopher D. O’Leary	—	—	—	—
Cassandra (Sandra) E. Harris	—	—	—	—
Asha Gupta	—	—	12,684	264,298
Justin Hewett	—	—	2,150	19,873
Karen M. Sheehan	—	—	1,121	10,907
Patricia (Tricia) A. Stitzel	—	—	18,500	293,837
Michael S. Poteshman	—	—	6,741	204,195
E.V. (Rick) Goings	—	—	40,845	1,241,116

PENSION BENEFITS

The following table sets forth all pension benefits for the Company’s NEOs as of and for the year ended December 28, 2019.

2019 PENSION BENEFITS TABLE

Name (1)	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
Patricia (Tricia) A. Stitzel	Tupperware Brands Corporation Base Retirement Plan	8	128,853	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	8	6,682	0
Michael S. Poteshman	Tupperware Brands Corporation Base Retirement Plan	12	203,281	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	12	0	64,223
E.V. (Rick) Goings	Tupperware Brands Corporation Base Retirement Plan	13	752,847	23,670
	Tupperware Brands Corporation Supplemental Plan (DB portion)	13	0	3,297,414
	Supplemental Executive Retirement Plan (SERP)	20	0	6,585,459

(1)

Mr. Goings retired on May 22, 2019 and Mr. Poteshman retired on March 31, 2019. Mr. O’Leary and Mses. Harris and Sheehan were hired after the plan freeze date and Ms. Gupta and Mr. Hewett do not participate in a pension program.

(2)

Under the Tupperware Brands Corporation Base Retirement Plan and the Tupperware Brands Corporation Supplemental Plan (DB portion), the number of years of credited service is less than actual years of service because the plans were frozen in 2005. Similarly, Mr. Goings reached the maximum service allowable under the design of his SERP during 2012. In connection with his retirement from the Company, Mr. Goings’ SERP balance, reduced by benefits under the Company’s qualified defined benefit plan, the defined benefit portion of the Company’s Supplemental Plan, the Company contributions under the qualified 401(k) plan, and Company contributions under the defined contribution portion of the Company’s Supplemental Plan, was paid to Mr. Goings following his retirement in the amount of $7,168,568. In addition, Mr. Goings’ defined benefit portion of the supplemental plan was paid to Mr. Goings following his retirement in the amount of $3,154,740.

(3)

The assumptions used to determine the present values of accumulated benefits are consistent with those used in the Company’s financial statements. See Note 14 in the Company’s 2019 Annual Report on Form 10-K. Since the former Executive Chairman is over the normal retirement age under the plan of 65, the pre-retirement discount rate does not apply to his benefits.

Base Retirement Plan

The Company’s Base Retirement Plan (“BRP”) is a defined benefit plan with an annual normal retirement (age 65) benefit defined as 1 percent of qualified earnings (base salary plus incentive bonus) plus prior plan participation benefits. The BRP was frozen as of June 30, 2005, and does not provide any benefit accruals after that date. Early retirement eligibility is defined as achieving at least age 55 with 10 or more years of service upon separation from the Company. There is an early retirement reduction factor for an active employee entering retirement that is 0.2 percent per month from age 62 to 65 and 0.4 percent per month prior to age 62. Upon retirement, participants may elect to receive the benefit in the form of a (1) single sum payment; (2) single life annuity; (3) ten year certain and continuous option; or (4) joint and survivor annuity option with the survivor level at 50 percent, 66 2/3 percent, 75 percent or 100 percent. Participants may receive a lump sum payment if they leave the Company pre-retirement.

Supplemental Plan (Defined Benefit Portion)

The defined benefit portion of the Tupperware Brands Corporation Supplemental Plan (the “Supplemental Plan”) accounts for benefits that would have been earned under the BRP were it not for limits imposed under Sections 415 and 401(a)(17) of the Code. Accruals under the defined benefit portion of the Supplemental Plan were also frozen as of June 30, 2005. Payout from this account may be by installments or in a lump sum, as elected in the enrollment materials completed by the participant. A lump sum payout may be taken if a participant leaves the Company pre-retirement.

Supplemental Executive Retirement Plan

The former Executive Chairman also participated in a SERP, which, based on his greater than 20 years of service, provides for a benefit of 60 percent of final average SERP pay. Final average SERP pay means the average of the three highest annual cash compensation amounts, taking into account salary plus non-equity incentive plan compensation, during the last five years of service. The described benefit under this SERP was implemented under the condition that the former Executive Chairman would not receive duplicative retirement payments. In connection with his retirement, Mr. Goings’ SERP balance, reduced by benefits under the BRP and the Supplemental Plan (defined benefit portion) and the lump sum actuarial value of Company contributions and the investment returns on those contributions under the Retirement Savings Plan and the Supplemental Plan (defined contribution portion), was paid out upon the former Executive Chairman’s retirement, in a lump sum. The Company has not implemented a SERP for any other executive and it does not intend to add additional participants in the future.

2019 NON-QUALIFIED DEFERRED COMPENSATION

Executive Deferred Compensation Plan

Pursuant to the Company’s Executive Deferred Compensation Plan (the “EDCP”), certain executives, including the NEOs, may defer compensation. Elections are made by eligible executives in June of the current plan year for current year annual incentive payout deferral and in December prior to the start of each year for subsequent year salary deferral. An executive may defer up to 50 percent of base salary and all or a portion of his or her annual incentive compensation. Deferred amounts accrue investment gains or losses equal to the gains or losses under the participant-selected investment funds shown below, which had the following annual rates of return for the year ending December 31, 2019, as reported by Fidelity Investments, the administrator of the program:

Name of Fund	Rate of Return
Fidelity Government Cash Reserves	1.90%
Fidelity U.S. Bond Index Fund - Premium Class	8.48%
Fidelity Extended Market Index Fund - Premium Class	28.00%
Fidelity 500 Index Fund - Premium Class	31.47%
Fidelity International Index Fund - Premium Class	22.0%

An executive may elect an in-service distribution under the EDCP. He or she must specify, at the time of the deferral election, the date that payments are to begin and whether distribution will be through a lump sum payment or a series of annual installments over five, 10 or 15 years. Deferrals for each plan year must remain in the plan a minimum of three years. In the case of retirement or termination, an executive will be paid no earlier than six months following the executive’s retirement or termination date.

Global Benefits Plan

The Tupperware Brands Corporation’s Global Benefits Plan (the “TBCGP”) provides retirement benefits for designated employees who cannot fully participate in other benefit plans due to the nature of their career assignments or job status. Participation in this plan began for Ms. Gupta on January 1, 2014 and Mr. Hewett on August 1, 2018. Ms. Gupta became ineligible for the TBCGP upon her transfer to the U.S., at which time she became eligible for the Company’s qualified 401(k) plan. Each received an annual defined contribution of their base salary and annual incentive program payment. The balance in their accounts were adjusted as of the last day of 2019 to reflect the 2.5243% average 2019 rate of return on 30-year U.S. treasury bonds. Under the plan, Ms. Gupta and Mr. Hewett will be paid their account balance in the form of a cash lump sum, as soon as administratively possible after their departure from the Company.

Supplemental Plan (Defined Contribution Plan Portion)

The defined contribution portion of the Company’s Supplemental Plan serves as a spill-over plan for participants with compensation that results in deferrals that exceed the limitation under Section 401(a)(17) of the Code. The participant may not continue to defer his or her own earnings, but receives credit for all employer contributions. The defined contribution portion of the Supplemental Plan also provides an age-graded allocation (2 to 12 percent of earnings in excess of $125,000; subject to age-graded maximums) to a closed group of employees who as of June 30, 2005 were in a position of Director level or above (excluding the former Executive Chairman) whose annual rate of base pay on June 30, 2005 exceeded $125,000, and who are actively employed as of each fiscal year end. The interest credited to participants’ accounts in 2019 equals the 2.5243% average 2019 rate of return on 30-year U.S. treasury bonds. Payout from this account may be by installments or in a lump sum, as elected in the enrollment materials completed by the participant.

2019 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth the deferred compensation activity under the EDCP, TBCGP and the defined contribution portion of the Supplemental Plan, for the Company’s NEOs as of and for the fiscal year ended December 28, 2019.

Name	Plan Name	Executive Contributions in FY 2019 ($)	Registrant Contributions in FY 2019 ($)(1)	Aggregate Earnings in FY 2019 ($)(2)	Aggregate Withdrawals/ Distributions in FY 2019 ($)	Aggregate Balance at December 31, 2019 ($)(3)
Christopher D. O’Leary	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	0	0	0	0
Cassandra (Sandra) E. Harris	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	7,684	10	0	7,694
Asha Gupta	Tupperware Brands Corporation Global Benefits Plan	0	4,636	1,706	0	73,910
Justin Hewett	Tupperware Brands Corporation Global Benefits Plan	0	56,399	865	0	91,516
Karen M. Sheehan	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	10,108	1,189	0	57,362
Patricia (Tricia) A. Stitzel	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	50,017	9,606	0	420,089
Michael S. Poteshman	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	9,000	22,178	(1,166,204)	0
E.V. (Rick) Goings	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	0	174,853	(7,713,430)	0
	Tupperware Brands Corporation Executive Deferred Compensation Plan	0	0	1,081,485	(5,767,847)	0

(1)	All Registrant (Company) contributions are included in the Summary Compensation Table.

(2)	In 2019, the interest rate earned under the Supplemental Plan TBCGP was 2.5243% and the return for the EDCP in 2019 was 27.6%.

(3)

Amounts include Executive and Registrant Contributions over the previous 5 years, except for Mr. O’Leary and Ms. Harris who were not participants in any non-qualified deferred compensation plan prior to 2019 and Ms. Sheehan who was not a participant until 2016.

Name	Executive and Registrant Contributions in FY 2018 ($)	Executive and Registrant Contributions in FY 2017 ($)	Executive and Registrant Contributions in FY 2016 ($)	Executive and Registrant Contributions in FY 2015 ($)	Executive and Registrant Contributions in FY 2014 ($)
Asha Gupta	9,372	13,906	14,190	11,925	14,154
Karen M. Sheehan	19,858	14,116	10,686	0	0
Patricia (Tricia) A. Stitzel	76,373	77,614	57,483	27,484	17,912
Michael S. Poteshman	57,315	67,341	79,946	52,196	66,148
E.V. (Rick) Goings	123,862	190,486	233,607	147,162	248,195

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Change-in-Control Payments

Each NEO, with the exception of Mr. O’Leary, is (or was, prior to retirement or separation from employment) a party to a change-in-control agreement with the Company under which, in certain circumstances, payments, including health and welfare benefits, would be paid by the Company in the event of a change-in-control and a termination of the NEO’s employment within a two-year period after the change-in-control. A termination would only trigger payments if made by the Company other than for “cause” or “disability,” or by the executive upon “good cause,” which would involve a substantial diminution of job duties, a material reduction in compensation or benefits, a relocation, a failure of a successor company to assume the agreement or a breach of the agreement by the Company or a successor company.

A change-in-control is generally defined to mean an acquisition by one investor of over 35 percent of the Company’s capital stock, the replacement of a majority of the Company’s incumbent directors, shareholder approval of a complete liquidation or dissolution of the Company, or the consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company. In May 2017, the Company increased the shareholder ownership threshold triggering a “change-in-control” in future change-in-control agreements and under the 2016 Incentive Plan from 20% to 35%. The 2019 Incentive Plan has the same 35% shareholder ownership threshold. Mses. Gupta and Sheehan’s change in ownership thresholds in their agreements are 20%, and Ms. Harris and Mr. Hewett’s thresholds were 35%. The agreements for Ms. Stitzel, Messrs. Goings and Poteshman terminated on November 11, 2019, May 9, 2018 and March 31, 2019, respectively, based on their separations from the Company.

The payments to an NEO under these change-in-control employment agreements would be made in a lump sum and would include a pro-rata amount of any outstanding AIP at target level, as well as an amount equal to a multiple of the sum of the NEO’s annual base salary plus target AIP for the year of termination. In 2019, the Company adopted a new form of change-in-control agreement effective for individuals appointed to executive officer positions on or after January 1, 2019 (including Ms. Harris), which reduced the severance multiple from 3x base salary and AIP target to 2x base salary and AIP target for each of the NEOs other than the CEO. The Company further modified its form of change-in-control agreement effective for individuals appointed to executive officer positions on or after May 22, 2019, which, among other administrative changes, modified the health and welfare continuation from 36 months to 24 months for NEOs other than the CEO, and eliminated the 12 months of executive perquisite continuation.

The Company adopted a policy that, subsequent to January 1, 2009, any new change-in-control agreement, or a change-in-control agreement that is substantially amended, shall not include any tax gross-up provisions.

Under the terms of the Company’s shareholder-approved incentive plan, if there were a change-in-control and the executive’s employment were terminated, there would be the following payments or benefits in addition to those in the change-in-control agreements: (i) long-term performance-based equity incentive plans would be deemed earned and paid in a lump sum on a pro-rata basis at target level for the period of such plan to and including the date of the change-in-control (without any duplication for any payment under the change-in-control employment agreements described above); (ii) all outstanding stock options would be immediately vested and exercisable; and (iii) restrictions upon all outstanding restricted stock or restricted stock unit awards would be eliminated and such shares would be distributed to the NEOs. The amounts of the benefits that the NEOs would receive as described above under the change-in-control employment agreements were established using competitive information about the market at the time the agreements were established.

Management Transitions

In connection with her departure, Ms. Stitzel entered into a Separation Agreement and Release of All Claims (the “Separation Agreement”), pursuant to which she is entitled to the following benefits: (i) severance of $1,983,279, payable in installments over twenty-eight months; (ii) a car allowance of $30,000, payable in installments over twenty-four months; (iii) the opportunity to earn a 2019 annual bonus based on actual performance ($0, based on 2019 performance); (iv) executive transition services for a period of twelve months (estimated cost of $125,000); (v) payment of COBRA premiums for up to eighteen months (estimated cost of $36,000); and (vi) reimbursement for up to $5,500 of financial planning services for the tax year 2019. The Separation Agreement contains provisions concerning non-competition, confidentiality and covenants not to solicit or disparage, and to cooperate with the Company.

In addition, in light of Ms. Stitzel’s long-term service to the Company and the fact that she would become retirement eligible for purposes of the accelerated vesting of outstanding equity awards with an additional six months of service, the Committee approved early retirement treatment of Ms. Stitzel’s outstanding equity awards (estimated value of $84,519, based on a closing stock price of $9.23 on November 11, 2019, the date of Ms. Stitzel’s separation, and the exercise prices of the underlying options). Ms. Stitzel also entered into a consulting agreement to support the leadership transition through December 31, 2019, pursuant to which she will receive a consulting fee of $125,000 payable in lump-sum at the end of the consulting period.

Mr. Poteshman retired from the Company on March 31, 2019. To assist in the orderly transition of his role to his successor, Mr. Poteshman provided consulting services to the Company through September 30, 2019, with a monthly consulting fee of $20,000. Mr. Poteshman was not eligible for severance benefits. Pursuant to the terms of Mr. Poteshman’s equity award agreements, he received early retirement treatment with respect to his outstanding options and RSU awards, resulting in Mr. Poteshman vesting in options scheduled to vest on November 1, 2019 and vesting in RSUs based on his service during the vesting period (estimated value of $19,722, based on a closing stock price of $25.58 on March 29, 2019, the last business day before Mr. Poteshman’s separation, which occurred on a Sunday, and the exercise prices of the underlying options).

As of the date of the 2019 annual meeting of shareholders, Mr. Goings retired as an employee of the Company. On February 19, 2020, Mr. Goings retired from the Board. Mr. Goings did not receive any severance benefits in connection with his retirement, but was eligible for retirement vesting with respect to his outstanding equity awards (estimated value of $623,109, based on a closing stock price of $21.54 on May 22, 2019, the date of Mr. Goings’ retirement as an employee of the Company, the exercise prices of the underlying options and assuming target payout for outstanding PSP awards).

Other Termination Provisions

The Company’s incentive plans also provide for payments to NEOs in the event of termination under certain circumstances not related to change-in-control, such as death, disability, retirement, and job elimination.

The following table quantifies the potential contractual and/or plan termination and change-in-control payment amounts assuming hypothetical triggering events had occurred as of December 28, 2019. The price per share of the Company’s stock as of the fiscal year-end used in calculating the value of outstanding stock was $8.22.

2019 PAYMENTS UPON HYPOTHETICAL TERMINATION

AND TERMINATION FOLLOWING A CHANGE-IN-CONTROL

Name(1)	Item of Compensation	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Involuntary Termination Not for Cause or for Good Reason ($)	Termination for Cause ($)	Voluntary Resignation ($)	Termination Upon Change in Control ($)(7)
Cassandra (Sandra) E. Harris	AIP(2)	0	0	0	0	0	0	375,000
	Unvested Restricted Stock Unit Awards(4)	223,181	0	0	0	0	0	223,181
	Value of Benefits(5)	0	0	0	0	0	0	170,843
	Multiple of Salary and AIP Payments(6)	0	0	0	0	0	0	1,750,000
	Total Payments	223,181	0	0	0	0	0	2,519,024

Asha Gupta	AIP(2)	0	0	0	0	0	0	288,000
	Performance Share Program(3)	0	0	0				131,358
	Unvested Stock Option and Restricted Stock Unit Awards(4)	18,437	0	0	0	0	0	18,437
	Value of Benefits(5)	0	0	0	0	0	0	173,815
	Multiple of Salary and AIP Payments(6)	0	0	0	0	0	0	2,304,000
	Total Payments	18,437	0	0	0	0	0	2,915,610

Justin Hewett	AIP(2)	0	0	0	0	0	0	260,131
	Performance Share Program(3)	0	0	0	0	0	0	20,164
	Unvested Stock Option and Restricted Stock Unit Awards(4)	86,639	0	0	0	0	0	86,639
	Value of Benefits(5)	0	0	0	0	0	0	183,116
	Multiple of Salary and AIP Payments(6)	0	0	0	0	0	0	2,081,047
	Total Payments	86,639	0	0	0	0	0	2,631,097

Karen M. Sheehan	AIP(2)	0	0	0	0	0	0	240,000
	Performance Share Program(3)	0	0	0	0	0	0	105,110
	Unvested Stock Option and Restricted Stock Unit Awards(4)	113,526	0	0	0	0	0	113,526
	Value of Benefits(5)	0	0	0	0	0	0	107,188
	Multiple of Salary and AIP Payments(6)	0	0	0	0	0	0	1,280,000
	Total Payments	113,526	0	0	0	0	0	1,845,824

(1)

Mr. O’Leary is not party to a change-in-control agreement due to the nonpermanent nature of his role as Interim CEO. Mr. O’Leary’s November 11, 2019 RSU grant, scheduled to vest in full on November 12, 2020, will be accelerated upon an earlier termination of Mr. O’Leary’s employment with the Company without “cause” or due to death or disability.

(2)

Current year AIP payment calculated at actual performance for each NEO’s relevant program goals for 2019 in the event of death, disability, retirement, involuntary termination without cause and target performance in the event of termination under change-in-control. If a participant ceases to be employed for any other reason, the participant forfeits all rights to an award under the AIP.

(3)

With the exception of termination upon change-in-control, amounts included are the pro-rata portion of awards under the 2017-2019, 2018-2020 and 2019-2021 Performance Share Programs calculated at forecasted achievement plus dividends declared during the performance period through the end of 2019. Upon a change-in-control, with or without termination, the pro-rata portion of the same awards are calculated at target achievement plus accrued dividends.

(4)

Included in such amounts is the year-end 2019 intrinsic value of in-the-money stock options which would be accelerated upon a termination and the value of all restricted stock and restricted stock unit awards upon which restrictions would lapse upon a termination. In the event of death, all unvested stock options and restricted stock and restricted stock units would become immediately and fully vested. In the event of termination upon disability, stock options would continue vesting in accordance with the original vesting schedule and restricted stock and restricted stock units would be forfeited. In the event of termination upon retirement: (i) stock options would continue vesting in accordance with the original vesting schedule between one and six years, with continued exercisability between two and six years (but not to exceed the life of the option), if age and service criteria are met; and (ii) restricted stock and restricted stock units would be forfeited, with the exception of restricted stock units granted on November 1, 2018, which vest pro-rata based on the number of full months worked during the restricted period, provided the NEO was at least age 55 with 10 or more years of service and had given due notice as determined by the Committee. In the event of an involuntary termination not for cause, stock options would continue vesting for one year and restricted stock and restricted stock units would be forfeited. In the event of termination for cause, or on a voluntary resignation, all unvested awards would be forfeited. In the event of termination upon change-in-control, all unvested stock options and restricted stock and restricted stock units would become immediately and fully vested.

(5)	For NEOs, in the event of termination upon change-in-control, amounts include a one-time outplacement fee of $50,000, and the value of two years of healthcare insurance and life insurance premiums.

(6)

Under the NEO’s change-in-control agreements, represents an amount equal to two times the sum of the annual salary and the AIP payment that would have been payable for the last fiscal year at the target level for Mses. Harris and Sheehan and three times the sum of the annual salary and the AIP payment that would have been payable for the last fiscal year at the target level for Ms. Gupta and Mr. Hewett. In the event of death after a change-in-control, payments are made consistent with the above except that payment is reduced by the basic life insurance benefit paid or payable and any salary paid after the one-year anniversary of the change-in-control. In the event an NEO’s employment is terminated by the Company for cause after a change-in-control, the NEO will receive none of the payments outlined above. In the event of a triggering termination of employment, each NEO would also receive payments disclosed under the tables relating to pension benefits and non-qualified deferred compensation. Gainsharing Program awards do not accelerate in the event of change-in-control or other termination.

(7)

The value of incentives payable as of December 28, 2019 under a change-in-control without termination of employment (and without a successor substituting awards with equivalent awards) for the NEOs under equity programs would have been $223,181, $149,796, $218,636 and $106,803 for Mses. Harris, Gupta, and Sheehan, and Mr. Hewett, respectively. Under the terms of the change-in-control agreements, if the payments and benefits to an NEO under his or her respective agreement or another plan, arrangement or agreement would subject the NEO to the excise tax imposed by Section 4999 of the Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, if such reduction would result in the NEO receiving a higher net after-tax amount. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of the change-in-control agreements.

2019 CEO TO MEDIAN EMPLOYEE PAY RATIO

The Company’s 2019 CEO to median employee pay ratio is estimated to be 124:1, down from 198:1 for 2018. For 2019, the Company maintained the median employee as was disclosed for 2017 and 2018. The Company identified its median employee for 2019 by collecting the full employee population’s 2019 salary, wages, bonus and incentive payroll data as of November 4, 2019, as compiled from the Company’s payroll records. The median employee identification date was changed from December 1, the date used in 2018, in order to provide our international locations with more time to gather the required data.

Because Ms. Stitzel was serving as CEO on the median employee identification date, the Company calculated the CEO pay ratio using Ms. Stitzel’s compensation. The CEO compensation used to calculate the pay ratio reflects the annualized pay package for Ms. Stitzel consisting of $850,000 base salary and other annualized benefit values related to perquisites and retirement benefits outlined in this proxy. In calculating Ms. Stitzel’s compensation for purposes of this pay ratio, we included amounts received in 2019 under Ms. Stitzel’s separation agreement, including the incremental fair value associated with modifications to Ms. Stitzel’s outstanding equity awards. We did not annualize amounts paid pursuant to the separation agreement and modified awards as such amounts do not represent components of annual compensation.

The following table reflects the CEO and median employee summary compensation table amounts used to calculate the ratio:

Summary Compensation Table	Former CEO	Median Employee
Total Compensation	$2,794,914	$22,561
Ratio	124 : 1

The Company believes this ratio is appropriate for the Company, as it reflects the Company’s global reach with lower cost of employment related to international manufacturing facilities. As a global organization, approximately 96% of the Company’s employees are outside the United States and approximately 81% of the entire workforce is in emerging economy countries. In addition, the analysis method used by the Company includes sales employees employed by the Company’s beauty business in Mexico, who are compensated predominantly through commission.

2019 DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on the Company’s Board in 2019. Ms. Stitzel was not separately compensated for her service as a director, and Messrs. O’Leary and Goings were only compensated as directors for the period of time in 2019 in which they were not employees of the Company. Please see the “2019 Summary Compensation Table” for the compensation received by Messrs. O’Leary and Goings in their capacities as employees of the Company.

Name	Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Stock ($)	Stock Awards(1) ($)	Changes in Pension Value and Nonqualified Compensation Earnings ($)		All Other Compensation(2) ($)	Total ($)
Catherine A. Bertini	100,000	0	130,015	0		2,000	232,015
Susan M. Cameron	82,750	75,000	130,015	0		0	287,765
Kriss Cloninger III	121,500	0	130,015	0		0	251,515
Meg Crofton	100,000	0	130,015	0		0	230,015
E.V. (Rick) Goings(3)	50,000	0	65,008	0		0	115,008
Aedhmar Hynes(4)	0	0	0	0		0	0
Angel R. Martinez	100,000	0	130,015	0		0	230,015
Antonio Monteiro de Castro(5)	125,000	0	0	0		0	125,000
Christopher D. O’Leary(6)	100,000	22,900	130,015	0		3,500	256,415
David R. Parker(5)	115,000	0	0	0		0	115,000
Richard T. Riley	60,000	50,000	130,015	0		0	240,015
Joyce M. Roché	75,000	25,000	130,015	4,769	(7)	3,500	238,284
M. Anne Szostak	100,000	0	130,015	0		3,500	233,515

(1)

Aggregate grant date fair value of equity awards made during the fiscal year computed in accordance with FASB ASC Topic 718. The value of awards per share is the closing market price of the Company’s common stock on the date of grant ($21.54). Mr. O’Leary, as a new director in 2019, also received a grant of 1,000 shares of stock on his three-month anniversary at a fair market value of $22.90 per share. Please see the 2019 Summary Compensation Table for the grant date fair value of equity awards received by Mr. O’Leary upon his appointment to the position of Interim Chief Executive Officer.

(2)

Consists of a match on charitable contributions made in 2019 as part of the Company’s matching gift program in the amount of $3,500 for Mses. Roché and Szostak and Mr. O’Leary, and in the amount of $2,000 for Ms. Bertini. Excludes product samples with an at cost value of less than $50 per director.

(3)

Mr. Goings began serving as a non-employee director on May 22, 2019 and retired from the Board on February 19, 2020. The amount reported in this table represents director fees received while he served as a non-employee director. Please see the 2019 Summary Compensation Table for compensation received by Mr. Goings in his capacity as an employee of the Company.

(4)	Ms. Hynes joined the Board on December 16, 2019 and did not receive any cash compensation for 2019 nor did Ms. Hynes receive an equity grant in 2019.

(5)	Messrs. Monteiro de Castro and Parker retired from the Board at the 2019 annual meeting.

(6)

Mr. O’Leary joined the Board on January 25, 2019 and assumed the role of Interim Chief Executive Officer on November 11, 2019. The amount reported in this table represents director fees received while he served as a non-employee director. Please see the 2019 Summary Compensation Table for compensation received by Mr. O’Leary in his capacity as an employee of the Company.

(7)

Represents an amount of accrued interest in 2019 on Ms. Roché’s deferred fees and expenses. Ms. Roché is a participant in the Tupperware Brands Directors’ Deferred Compensation Plan, under which interest earned was at a range between 4.75 and 5.5 percent.

The number of outstanding shares under stock options, restricted stock and restricted stock units for each non-employee director other than Mr. O’Leary and Mr. Goings at the 2019 fiscal year-end is set forth below. Please see the Outstanding Equity Awards at Fiscal Year-End 2019 table for the number of outstanding equity awards held by Mr. O’Leary and Mr. Goings as of 2019 fiscal-year end.

Director	Stock Options	Restricted Stock	Restricted Stock Units
Catherine A. Bertini	0	1,500	15,137
Susan M. Cameron	0	0	6,036
Kriss Cloninger III	0	1,500	10,106
Meg Crofton	0	0	9,076
Aedhmar Hynes	0	0	0
Angel R. Martinez	0	1,500	24,136
Antonio Monteiro de Castro	0	0	0
David R. Parker	0	0	0
Richard T. Riley	0	0	6,036
Joyce M. Roché	0	1,500	30,975
M. Anne Szostak	0	1,500	6,036

Director Compensation Philosophy, Design and Stock Ownership

Each May, the Nominating and Governance Committee, working in conjunction with management and Meridian (the Board’s external compensation consultant), reviews the Company’s non-employee director compensation program value and design and approves a plan for the coming year. This review compares the Company’s plan against trends and best practices in the external marketplace. For the purpose of determining market compensation, the Nominating and Governance Committee uses the same compensation peer group developed for executive compensation benchmarking noted above under the heading “Peer Group & Compensation Benchmarking”.

The Company’s director compensation is comprised of the following elements: non-employee directors of the Company each receive an annual retainer fee of $230,000. The retainer fee is awarded 56.5% in restricted stock units ($130,000) and 43.5% in cash ($100,000). The cash payment may be paid instead in stock, at the director’s election. The restricted stock units vest on the date of the following annual shareholder meeting, unless vesting is deferred beyond that date in accordance with Section 409A of the Code. In addition to the annual retainer, the Audit, Finance and Corporate Responsibility Committee and Compensation and Management Development Committee chairpersons each receive an additional retainer fee of $20,000 per year and the Lead Director receives an additional retainer fee of $25,000 per year, increased from $15,000 per year in 2018. In addition, Ms. Cameron, as Non-Executive Chairman and as chairperson of the Nominating and Governance Committee, receives an additional retainer fee of $125,000 per year. This element of the Company’s director compensation was put into place on November 12, 2019, when Ms. Cameron was appointed as Non-Executive Chairman. Meeting fees are not paid unless the total number of meetings exceeds 12 in any year, after which a fee of $1,500 for each meeting of the Board and for each meeting of any committee attended will be made (other than telephonic meetings of the Audit, Finance and Corporate Responsibility Committee to review the financial statements prior to the Company’s release of earnings, for which directors would not be paid incrementally). The Company also provides a grant of 1,000 shares of the Company’s common stock to each new non-employee director after three months of service on the Board.

Non-employee directors may also participate in the Company’s Matching Gift Program. Under the Program, the Company will match dollar for dollar up to $3,500 of a director’s charitable gifts to eligible organizations and institutions. Non-employee directors may also receive compensation in the form of Company merchandise.

The Company’s non-employee directors are required to own stock of the Company under the same program as the Company’s NEOs, described above under the heading “Stock Ownership Requirements and Anti-Hedging and Pledging Policies”, at a value of five times the value of the cash portion of their annual retainer. Stock ownership is subject to a holding requirement of at least 50% of the after-tax value of future received shares, net of the amount of any strike price, for any non-employee director not at their required ownership level, until such ownership level requirement is satisfied. The intention of the holding requirement is to provide a process for non-employee directors to reach their holding requirement when newly elected or when fluctuations in the stock price cause the value of their holdings to be below the required level. Provided a non-employee director is complying with such holding requirement, he or she will not be considered to be out of compliance if not at their full ownership level. Shares held for the purpose of measuring ownership include those that would be awarded under running performance share programs if forecast performance is achieved. As of December 28, 2019, all continuing directors were in compliance with the Company’s stock ownership requirements. In addition, non-employee directors may not hedge the economic risks involved in the ownership of Company stock through the use of derivative instruments. The Company’s stock trading policy prohibits non-employee directors and employees from trading in exchange-based derivatives such as puts, calls, spreads, straddles, etc. related to the Company’s securities, including any publicly-traded debt securities, and it prohibits short selling and pledging of Company stock.

2.	Advisory Vote to Approve the Company’s Executive Compensation Program

Section 14A of the Exchange Act requires the Company to include in its proxy statement at least once every three years an advisory vote regarding Named Executive Officer compensation. In accordance with the preference expressed by shareholders in the 2019 advisory vote regarding the frequency of voting on the Company’s executive compensation program, the Company is holding such advisory votes on an annual basis. The Company asks that you indicate your approval of the compensation paid to its NEOs under its executive compensation program as described in this proxy statement in the Compensation Discussion and Analysis and the accompanying narrative and tabular disclosures.

The Board acknowledges the importance of considering shareholder concerns about executive compensation practices and policies of the Company, and welcomes the input of shareholders. The Board, through the efforts of its Compensation Committee, believes that it has created over a period of years a strong culture of pay-for-performance. This culture has resulted in an executive compensation program that makes a substantial amount of the executives’ overall compensation dependent upon Company performance. In addition, the mix of short, medium and long-term performance-based objectives included in the incentive compensation structure is considered to create an appropriate balance of motivations in an effort to ensure that the Company’s short-term and long-term strategies are realized and increase shareholder value.

In 2019, shareholders demonstrated their support of the Company’s executive compensation practices and policies, as evidenced by approximately 93% of votes cast in favor of the Company’s executive compensation program.

Shareholders are being asked to adopt the following resolution:

Resolved, that the shareholders approve the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement under Compensation Discussion and Analysis and the accompanying narrative and tabular disclosures.

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

To be approved, this proposal requires the affirmative vote of a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

3.	Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 26, 2020, which appointment will be proposed for ratification at the 2020 annual meeting. PricewaterhouseCoopers LLP served as the independent registered public accounting firm of the Company for fiscal year 2019.

Services performed by PricewaterhouseCoopers LLP as the independent registered public accounting firm for the 2019 fiscal year included, among others: the annual audit of the Company’s consolidated financial statements and internal controls; audits of financial and related information included in filings with governmental and regulatory agencies, including audits of certain foreign subsidiaries in accordance with local statutory requirements; and consultations in connection with various statutory accounting, tax and other matters.

A representative of PricewaterhouseCoopers LLP will be present at the 2020 annual meeting to make a statement, if desired, and to respond to appropriate questions from shareholders.

Although the appointment of PricewaterhouseCoopers LLP is not required to be ratified by shareholders, the Company is seeking ratification in the interest of good corporate governance.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees (inclusive of out-of-pocket expenses) related to the 2019 and 2018 fiscal years payable to our independent registered public accounting firm, PricewaterhouseCoopers LLP, are as follows:

Type of Fee	2019 ($)	2018 ($)
Audit Fees	5,413,100	4,381,542
Audit-Related Fees (1)	151,500	174,549
Tax Fees (2)	4,126,038	4,289,113
All Other Fees (3)	12,000	12,000
Total	9,702,638	8,857,204

(1)	Audit-related fees primarily include services for assistance with statutory financial statement reporting.

(2)

Tax fees include services for tax compliance services, including the preparation of tax returns, claims for refunds and tax-payment planning services and transfer pricing documentation; and tax planning and tax advice, including assistance with tax audits and appeals, employee benefit plans, requests for rulings or technical advice from taxing authorities, bilateral advance pricing agreements, customs duty advice and competent authority proceedings.

(3)	All other fees were for software license renewal, continuing professional education events, and packaging verification.

Approval of Services

The Audit Committee approves the audit and non-audit services, and the fees related thereto, to be provided by PricewaterhouseCoopers LLP in advance of the service. During fiscal year 2019 the Committee pre-approved all of the foregoing services of PricewaterhouseCoopers LLP rendered to the Company.

Vote Required

To be approved, this proposal requires the affirmative vote of a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

THE BOARD AND THE AUDIT

COMMITTEE RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 26, 2020.

4.	Other Matters

Discretionary Authority

At the time of mailing of this proxy statement, the Board is not aware of any other matters which might be presented at the 2020 annual meeting. If any matter not described in this proxy statement should properly be presented, the persons named in the accompanying proxy form will vote such proxy in accordance with his or her judgment.

Shareholder Proposal Notice Requirements

The Company’s By-Laws require written notice to the Company of a nomination for election as a director (other than a nomination by the Board) and of the submission of a proposal (other than a proposal by the Board or a proposal submitted for inclusion in the Company’s proxy solicitation materials as described below) for consideration at an annual meeting of shareholders. The notice must contain certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, as the case may be. As previously disclosed, on November 1, 2018, the Board approved the amendment and restatement of the By-Laws to, among other items, more fully develop the advance notice provisions for shareholder nominations for director and shareholder business proposals. Any shareholder who desires to nominate a candidate for election as a director or submit a proposal to be raised from the floor during the Company’s 2021 annual meeting of shareholders, other than a proposal submitted for inclusion in the Company’s proxy solicitation material (as described below), should send to the Secretary of the Company at the principal office of the Company a signed written notice of such nomination or proposal (as applicable), which must be received no earlier than January 20, 2021 and no later than February 19, 2021, and must comply with the applicable requirements of the By-Laws. A copy of the applicable By-Law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

In addition to the foregoing, any shareholder who desires to have a proposal considered for inclusion in the Company’s proxy solicitation material relating to the Company’s 2021 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act should send to the Secretary of the Company a signed notice of intent. This notice, including the text of the proposal, must be received no later than December 9, 2020.

Expenses and Methods of Solicitation

The Company will pay the expenses of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the Company’s common stock, and the Company will reimburse such forwarding parties for reasonable expenses incurred by them.

Okapi Partners LLC has been retained by the Company to assist in the solicitation of proxies for a base fee not to exceed $9,500, (with select additional campaign services to be provided if requested at an additional fee), plus reimbursement for out-of-pocket expenses, to be borne by the Company.

Delivery of Documents

When a shareholder has not opted to receive this proxy and related materials electronically, only one annual report to shareholders and proxy statement is being delivered to multiple shareholders of the Company sharing an address unless the Company or its agent has received contrary instructions from a shareholder. However, if, under this procedure, a shareholder who would not otherwise receive an individual copy of such documents desires to receive a copy, or if shareholders at the same address are receiving multiple copies of proxy materials and would like to receive one set, they may submit their request by contacting the Company’s Secretary in writing at P.O. Box 2353, Orlando, FL 32802 or by calling 1-407-826-5050. The Company agrees to deliver promptly, upon written or oral request, a separate copy of the annual report to shareholders and proxy statement, as requested, to any shareholder at the shared address to which a single copy of these documents was delivered.

By order of the Board of Directors

Karen M. Sheehan

Executive Vice President,

Chief Legal Officer and Secretary

Dated: April 8, 2020

Your Vote Is Important. Please Complete and Sign the Enclosed Proxy or Submit a Proxy Telephonically or

Electronically in Accordance with the Enclosed Instructions.

If You are Submitting a Proxy by Mail, Complete and Sign the Enclosed Proxy and

Return It Promptly in the Accompanying Postpaid Envelope.

TupperwareBrands

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR All Nominees in Item 1 and FOR Items 2 and 3.

1. Election of Directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 Susan M. Cameron	☐	☐	☐	**06** Aedhmar Hynes	☐	☐	☐
02 Kriss Cloninger III	☐	☐	☐	**07** Christopher D. O'Leary	☐	☐	☐

Please fold here – Do not separate

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
03 Meg Crofton	☐	☐	☐	**08** Richard T. Riley	☐	☐	☐
04 Miguel Fernandez	☐	☐	☐	**09** Mauro Schnaidman	☐	☐	☐
05 Richard Goudis	☐	☐	☐	**10** M. Anne Szostak	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

I plan to attend the meeting. ☐
If you check this box an admission ticket will be sent to you.

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

TUPPERWARE BRANDS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 20, 2020
1:00 p.m.

TupperwareBrands

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 20, 2020.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" all nominees in Item 1, and "FOR" Items 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Karen M. Sheehan and Cassandra E. Harris, and either of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE

www.proxypush.com/tup

Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 19, 2020.
Scan code on front for mobile voting.

PHONE

1-866-883-3382

Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 19, 2020.

MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.